Exhibit 10.2
EXECUTION COPY

SEPARATION AND DISTRIBUTION AGREEMENT
among
NORTHROP GRUMMAN CORPORATION,
NEW P, INC.,
HUNTINGTON INGALLS INDUSTRIES, INC.,
NORTHROP GRUMMAN SHIPBUILDING, INC.,
and
NORTHROP GRUMMAN SYSTEMS CORPORATION
Dated as of March 29, 2011

ii

Annex I — Internal Reorganization

iii

SEPARATION AND DISTRIBUTION AGREEMENT
     SEPARATION AND DISTRIBUTION AGREEMENT, dated as of March 29, 2011 (this “Agreement”), among Northrop Grumman Corporation, a Delaware corporation (“NGC”), New P, Inc., a Delaware corporation (“New NGC”), Huntington Ingalls Industries, Inc., a Delaware corporation (“HII”), Northrop Grumman Shipbuilding, Inc., a Virginia corporation (“NGSB”), and Northrop Grumman Systems Corporation, a Delaware corporation (“NGSC”).
RECITALS
     A. NGC, acting through itself and its direct and indirect Subsidiaries (as defined below), currently conducts the Shipbuilding Business (as defined below) and the Retained Business (as defined below).
     B. The NGC Board (as defined below) has determined that it is appropriate, desirable and in the best interests of NGC and its stockholders to separate NGC into two publicly traded companies: (a) HII, which following the Distribution (as defined below) will own and conduct, directly and indirectly, the Shipbuilding Business; and (b) New NGC, which following the Distribution will own and conduct, directly and indirectly, the Retained Business.
     C. Prior to the date of this Agreement, NGC formed New NGC as a wholly owned direct Subsidiary, HII as a wholly owned direct subsidiary of New NGC, and Titan Merger Sub Inc., a Delaware corporation and a wholly owned indirect Subsidiary of New NGC (“Merger Sub”).
     D. Prior to the Distribution, Merger Sub will merge with and into NGC in a merger pursuant to Section 251(g) of the Delaware General Corporation Law, with NGC as the surviving entity and renamed “Titan II Inc.” and with New NGC renamed “Northrop Grumman Corporation” (the “Holding Company Reorganization”).
     E. After the Holding Company Reorganization and prior to the Distribution, the parties will complete the Internal Reorganization (as defined below).
     F. On the Distribution Date (as defined below) and subject to the terms and conditions of this Agreement, New NGC shall distribute to the Record Holders (as defined below), on a pro rata basis, all the outstanding shares of common stock, par value $.01 per share, of HII (“HII Common Stock”) owned by New NGC on the Distribution Date (the “Distribution”).
     G. The parties intend that, for U.S. federal income tax purposes, the Holding Company Reorganization, the Internal Reorganization, and the Distribution shall qualify for Tax-Free Status (as defined below) pursuant to Sections 351, 355, 361, 368(a) and related provisions of the Code (as defined below).

AGREEMENT
     In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Table of Definitions. The following terms have the meanings set forth on the pages referenced below:

Definition	Page
AAA	48
Action	3
Affiliate	4
Agent	4
Agreement	1
Agreement Disputes	48
Allocation Committee	4
Allowable Cost Audit	44
Ancillary Agreements	4
Applicable HII Proportion	4
Applicable New NGC Proportion	4
Applicable Proportion	4
Assets	4
Assigned Action	6
Business	8
Business Day	6
Change of Control	6
Change of Control Triggering Event	7
Code	7
Consents	7
Continuing Director	7
Credit Support Instruments	7
Determination Request	7
Dispute Notice	48
Distribution	1
Distribution Date	7
Distribution Ratio	7
Employee Matters Agreement	7
Environmental Laws	7
Environmental Liabilities	8
Exchange Act	8
Excluded Disputes	48
Excluded Retained Assets	8
Excluded Shipbuilding Assets	8
Fitch	8
Form 10	8
Former Business	8
Governmental Approvals	9
Governmental Authority	9
GO-Zone Bonds	9
GO-Zone Bonds Guarantee	I-1
Group	9
Hazardous Substances	9
HII	1
HII Assigned Action	9
HII Balance Sheet	9
HII Common Stock	1
HII Contribution	I-2
HII Credit Facility	9
HII Credit Support Instruments	25
HII Debt	9
HII Entities	9
HII Group	9
HII Indemnitees	30
HII Transferred Assets	10
Holding Company Reorganization	1
Holdings LLC	I-1
Holdings LP	I-1
Holdings LP Distribution	I-2
Indemnifying Party	31
Indemnitee	31
Indemnity Payment	31
Information	10
Information Statement	10
Ingalls Indemnity Agreement	10
Insurance Matters Agreement	10
Insurance Policies	10
Insurance Proceeds	10

Table of Definitions (cont.)

Definition	Page
Intercompany Debt Receivable	I-1
Internal Reorganization	10
IP License Agreement	10
IRS Ruling	10
IWOs	43
Law	11
Letter Subcontracts	43
Liabilities	11
Litigation Management Agreement	11
Managing Party	35
Merger Sub	1
Moody’s	11
Navy Guarantees	11
New NGC	1
New NGC Assigned Action	11
New NGC Board	11
New NGC Common Stock	12
New NGC Credit Support Instruments	24
New NGC Entities	12
New NGC Group	12
New NGC Indemnitees	30
New NGC Transferred Assets	12
NGC	1
NGC Board	12
NGC Charter Amendment	42
NGC Charter Amendment Proposal	42
NGC Credit Agreement	I-1
NGC Distribution	I-1
NGSB	1
NGSC	1
NGTS	12
Non-Managing Party	12
Northrop Grumman	12
Northrop Grumman Board	12
Northrop Grumman Stockholders	12
NYSE	12
Opinion	12
P&I Agreements	12
Person	13
Rating Agencies	13
Rating Event	13
Record Date	13
Record Holders	13
Retained Assets	13
Retained Business	14
Retained Cash	I-2
Retained Liabilities	14
Rules	48
S&P	15
SEC	15
Security Interest	15
Separation	15
Settlement Asset	44
Settlement Liability	44
Shared Action	15
Shared Gain	15
Shared Liability	15
Shipbuilding Assets	16
Shipbuilding Business	17
Shipbuilding Liabilities	17
Solicitation	43
Subsidiary	18
Tax Matters Agreement	19
Taxes	19
Tax-Free Status	19
Team	19
Teaming Agreement	19
Third-Party Claim	31
Transferred Debt Proceeds	I-2
Transition Services Agreement	19
     Section 1.2 Certain Defined Terms. For the purposes of this Agreement:
          “Action” means any claim, demand, action, suit, countersuit, audit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or any United States or non-United States federal, state, local or international arbitration or mediation tribunal.

          “Affiliate” of any Person means a Person that controls, is controlled by, or is under common control with such Person; provided, however, that for purposes of this Agreement and the Ancillary Agreements, none of the New NGC Entities shall be deemed to be an Affiliate of any HII Entity and none of the HII Entities shall be deemed to be an Affiliate of any New NGC Entity. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.
          “Agent” means the distribution agent to be appointed by the New NGC Board to distribute to the Record Holders the shares of HII Common Stock pursuant to the Distribution.
          “Allocation Committee” means a committee composed of one representative designated from time to time by each of New NGC and HII that shall be established in accordance with Section 6.2.
          “Ancillary Agreements” means the Employee Matters Agreement, the Ingalls Indemnity Agreement, the Insurance Matters Agreement, the IP License Agreement, the Litigation Management Agreement, the P&I Agreements, the Tax Matters Agreement, the Transition Services Agreement and any other instruments, assignments, documents and agreements executed in connection with the implementation of the transactions contemplated by this Agreement, including the Internal Reorganization.
          “Applicable HII Proportion” means the proportion of a Shared Gain or a Shared Liability, as applicable, that relates to the Shipbuilding Business. With respect to any Shared Liability identified on Schedule 1.1(a)(1) or any Shared Gain identified on Schedule 1.1(a)(2), the Applicable HII Proportion shall be as set forth under the heading “Applicable HII Proportion” opposite such matter on such Schedule. With respect to any other Shared Liability or Shared Gain, the Applicable HII Proportion shall be the extent to which such Shared Liability or Shared Gain relates to the Shipbuilding Business and shall be determined in accordance with Section 6.2(b).
          “Applicable New NGC Proportion” means the proportion of a Shared Gain or a Shared Liability, as applicable, that relates to the Retained Business. With respect to any Shared Liability identified on Schedule 1.1(a)(1) or any Shared Gain identified on Schedule 1.1(a)(2), the Applicable New NGC Proportion shall be as set forth under the heading “Applicable New NGC Proportion” opposite such matter on such Schedule. With respect to any other Shared Liability or Shared Gain, the Applicable New NGC Proportion shall be the extent to which such Shared Liability or Shared Gain relates to the Retained Business and shall be determined in accordance with Section 6.2(b).
          “Applicable Proportion” means (a) as to New NGC, the Applicable New NGC Proportion, and (b) as to HII, the Applicable HII Proportion.
          “Assets” means all assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible, corporeal, incorporeal or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following:
          (a) all accounting and other books, records and files whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form;
          (b) all apparatus, computers and other electronic data processing equipment, fixtures, machinery, equipment, furniture, office equipment, automobiles, trucks, aircraft, motor vehicles and other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property;
          (c) all inventories of materials, parts, supplies, raw materials, work-in-process and finished goods and products;
          (d) all interests in real property of whatever nature, including easements and rights of way, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise, and copies of all related documentation;
          (e) all interests in any capital stock or other equity, partnership, membership, joint venture or similar interests of any Subsidiary or any other Person, all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person, all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person and all other investments in securities of any Person;
          (f) all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other contracts, agreements or commitments;
          (g) all deposits, letters of credit, guarantees and performance and surety bonds;
          (h) all recorded scientific and technical information, data, specifications, research and development information, engineering drawings, operating and maintenance manuals, studies, reports, discoveries, ideas, concepts, know-how, techniques, designs, blueprints, diagrams, models, prototypes, samples, and materials and analyses regardless of the form or method of the recording whether prepared by a party’s employees or on behalf of a party by consultants and other third parties;
          (i) all domestic and foreign patents, copyrights, trade names, trademarks, service marks and registrations and applications for any of the foregoing, mask works, trade secrets, inventions, other proprietary information and licenses from third parties granting the right to use any of the foregoing;
          (j) all computer applications, programs and other software, including operating software, network software, firmware, middleware, design software, design tools, systems documentation, flow charts, instructions, source code, listings, object code listings, design details, algorithms, processes, flow charts, formulae, and related material that would enable the software to be reproduced, recreated or recompiled, and computer databases;
          (k) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, records pertaining to customers and customer accounts, customer and vendor data, correspondence and lists, product literature, artwork, design, development and manufacturing files, vendor and customer drawings, formulations and specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents, in whatever form;
          (l) all prepaid expenses, trade accounts and other accounts and notes receivable;
          (m) all rights under contracts, options or agreements, all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers and all claims, choses in action or similar rights, whether accrued or contingent;
          (n) all insurance proceeds and rights under Insurance Policies and all rights in the nature of insurance, indemnification or contribution;
          (o) all licenses, permits, approvals and authorizations that have been issued by any Governmental Authority and all pending applications therefor;
          (p) all cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements;
          (q) copies of all documentation related to Insurance Policies;
          (r) all interests in any public grants and subsidies of any kind received or applied for; and
          (s) all interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements.
          “Assigned Action” has the meaning set forth in the Litigation Management Agreement.
          “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.
          “Change of Control” means the occurrence of any of the following after the Distribution: (a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of HII and its Subsidiaries taken as a whole to any person (as used in Section 13(d)(3) of the Exchange Act) or group of related persons for purposes of Section 13(d) of the Exchange Act other than HII or one of its Subsidiaries; (b) the approval by the holders of HII’s common stock of any plan or proposal for the liquidation or dissolution of HII or HII’s approval or making of any bankruptcy filing; (c) the consummation of any transaction (including any merger or consolidation) the result of which is that any person (as used in Section 13(d)(3) of the Exchange Act) or group of related persons for purposes of Section 13(d) of the Exchange Act other than HII or one of its Subsidiaries becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of HII voting stock; or (d) the first day on which a majority of the members of HII’s board of directors are not Continuing Directors.
          “Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.
          “Code” means the Internal Revenue Code of 1986, as amended and as in effect for the relevant period in question.
          “Consents” means any consents, waivers or approvals from, or notification requirements to, any Person other than a member of either Group.
          “Continuing Director” means, as of any date of determination, any member of the board of directors of HII who (a) was a member of such board of directors as of the Distribution; or (b) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election (either by a specific vote or by approval of the proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).
          “Credit Support Instruments” means surety bonds, covenants, indemnities, undertakings, letters of credit or similar assurances or other credit support.
          “Determination Request” means a written request made to the Allocation Committee for a determination as to whether a Third-Party Claim specified in such request constitutes a Shared Liability or whether any potential gain or right specified in such request constitutes a Shared Gain.
          “Distribution Date” means the date, determined by the Northrop Grumman Board, on which the Distribution occurs.
          “Distribution Ratio” means the number of shares of HII Common Stock to be distributed in respect of each share of New NGC Common Stock in the Distribution, which ratio shall be determined by the New NGC Board prior to the Record Date.
          “Employee Matters Agreement” means the Employee Matters Agreement, dated as of the date hereof, among NGC, New NGC and HII, as may be amended or modified from time to time.
          “Environmental Laws” means all federal, state, local and foreign Laws, including all judicial and administrative orders, determinations, and consent agreements or decrees, that relate, in whole or in part, to Hazardous Substances, pollution, contaminants, harmful substances, protection of the environment or human health, including those that regulate the use, manufacture, generation, handling, labeling, testing, transport, treatment, storage, processing, discharge, disposal, release, threatened release, control, or cleanup of harmful substances, pollutants, contaminants, Hazardous Substances or materials containing such substances, regardless of when enacted or effective.
          “Environmental Liabilities” means any Liabilities arising out of or relating to the environment, human health, any Environmental Law, Hazardous Substances or exposure to Hazardous Substances, pollutants, contaminants or other harmful substances, including (a) fines, penalties, judgments, awards, settlements, losses, damages (including consequential damages), costs, fees (including attorneys’ and consultants’ fees), expenses and disbursements, (b) costs of defense and other responses to any administrative or judicial action (including notices, claims, complaints, suits and other assertions of liability), (c) responsibility for any investigation, remediation, monitoring or cleanup costs, injunctive relief, tort claims, natural resource damages, and any other environmental compliance or remedial measures, in each case known or unknown, foreseen or unforeseen, and (d) any claims, suits or actions (whether third-party or otherwise) for any Liability, including personal injury or property damage.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.
          “Excluded Retained Assets” means the Assets listed or described on Schedule 1.1(a)(3).
          “Excluded Shipbuilding Assets” means:
          (a) the Assets listed or described on Schedule 1.1(a)(4);
          (b) the New NGC Transferred Assets; and
          (c) the Transferred Debt Proceeds.
          “Fitch” means Fitch Ratings Ltd.
          “Form 10” means the registration statement on Form 10 filed by HII with the SEC to effect the registration of HII Common Stock pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time, including any amendment or supplement thereto.
          “Former Business” means any corporation, partnership, entity, division, business unit or business, including any business within the meaning of Rule 11-01(d) of Regulation S-X (in each case, including any Assets and Liabilities comprising the same) (as used in this definition of “Former Business,” a “Business”) that has been sold, conveyed, assigned, transferred or otherwise disposed of or divested (in whole or in part) to a Person that is not a member of the New NGC Group or the HII Group or the operations, activities or production of which has been discontinued, abandoned, completed or otherwise terminated (in whole or in part), in each case prior to the Distribution. For the avoidance of doubt, any Business that has been sold, conveyed, assigned, transferred or otherwise disposed of or divested (in whole or in part) by a member of one Group to a member of the other Group shall not be deemed a Former Business of the first Group if such Business has subsequently been sold, conveyed, assigned, transferred or otherwise disposed of or divested (in whole or in part by a member of the second Group) to any Person that is not a member of the New NGC Group or the HII Group.
          “GO-Zone Bonds” means the Gulf Opportunity Zone Industrial Development Revenue Bonds (Northrop Grumman Ship Systems, Inc. Project) Series 2006 due 2028 issued by the Mississippi Business Finance Corporation.
          “Governmental Approvals” means any notices, reports or other filings to be given to or made with, or any releases, Consents, substitutions, approvals, amendments, registrations, permits or authorizations to be obtained from, any Governmental Authority.
          “Governmental Authority” means any United States or non-United States federal, state, local, territorial, tribal or international court, government, department, commission, board, bureau, agency, official or other legislative, judicial, regulatory, administrative or governmental authority.
          “Group” means the New NGC Group or the HII Group, as the context requires.
          “Hazardous Substances” means all materials, wastes or substances defined by, or regulated under, any Environmental Laws now or in the future and any substance that can give rise to any claim, suit or action (whether third-party or otherwise) for any Liabilities, including personal injury or property damage.
          “HII Assigned Action” has the meaning set forth in the Litigation Management Agreement.
          “HII Balance Sheet” means the audited pro forma consolidated balance sheet of HII, including the notes thereto, as of December 31, 2010, included in the Information Statement.
          “HII Credit Facility” means the credit facility to be entered into prior to the Distribution between HII, as borrower, and an agent or co-agents pursuant to which HII may borrow funds.
          “HII Debt” means the debt issued by HII pursuant to a Rule 144A offering to be completed prior to the Internal Reorganization and the term loan debt under the HII Credit Facility.
          “HII Entities” means the members of the HII Group.
          “HII Group” means HII and each Person that will be a direct or indirect Subsidiary of HII immediately prior to the Distribution (but after giving effect to the

Internal Reorganization) and each Person that is or becomes a member of the HII Group after the Distribution, including in all circumstances the predecessor and successor entities of HII or each such other Person. For the purposes of this Agreement and the Ancillary Agreements, New NGC shall not be deemed to be a successor entity of NGC.
          “HII Transferred Assets” means those Assets of NGC (but not the Assets of any of its Subsidiaries) that are listed on Schedule 1.1(a)(5).
          “Information” means information, including books and records, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.
          “Information Statement” means the Information Statement, attached as an exhibit to the Form 10, to be sent to each holder of New NGC Common Stock in connection with the Distribution, as such Information Statement may be amended from time to time, including any amendment or supplement thereto.
          “Ingalls Indemnity Agreement” means the Ingalls Guaranty Performance, Indemnity and Termination Agreement, dated as of the date hereof, among HII, NGSB and NGSC, as may be amended or modified from time to time.
          “Insurance Matters Agreement” means the Insurance Matters Agreement, dated as of the date hereof, among NGC, New NGC and HII, as may be amended or modified from time to time.
          “Insurance Policies” has the meaning set forth in the Insurance Matters Agreement.
          “Insurance Proceeds” means, with respect to any Liability to be reimbursed by an Indemnifying Party that may be covered, in whole or in part, by Insurance Policies written by third-party providers, the amount of insurance proceeds actually received in cash under such Insurance Policy with respect to such Liability, net of any taxes and costs in seeking such collection.
          “Internal Reorganization” means the transactions described in Annex I.
          “IP License Agreement” means the Intellectual Property License Agreement, dated as of the date hereof, between NGSC and NGSB, as may be amended or modified from time to time.
          “IRS Ruling” has the meaning set forth in the Tax Matters Agreement.

          “Law” means any statute, law, regulation, ordinance, rule, judgment, rule of common law, order, decree, government approval, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, whether now or hereinafter in effect and, in each case, as amended.
          “Liabilities” means any and all losses, claims, charges, debts, demands, Actions, damages, obligations, payments, costs and expenses, sums of money, bonds, indemnities and similar obligations, penalties, covenants, contracts, controversies, agreements, promises, omissions, guarantees, make whole agreements and similar obligations, and other liabilities, including all contractual obligations, whether absolute or contingent, inchoate or otherwise, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any Law, Action, threatened or contemplated Action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all costs and expenses (including allocated costs of in-house counsel and other personnel), whatsoever incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions), order or consent decree of any Governmental Authority or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking, including those arising under this Agreement or any Ancillary Agreement or incurred by a party hereto or thereto in connection with enforcing its rights to indemnification hereunder or thereunder, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.
          “Litigation Management Agreement” means the Litigation Management and Coordination Agreement, dated as of the date hereof, among NGC, New NGC, HII, NGSB and NGSC, as may be amended or modified from time to time.
          “Moody’s” means Moody’s Investors Service, Inc.
          “Navy Guarantees” means (a) the Performance Guaranty, dated as of April 11, 2002, by NGC, as guarantor, to the United States of America, Naval Sea Systems Command as beneficiary, (b) the Performance Guaranty, dated 2006, by NGC, as guarantor, to the United States of America, Naval Sea Systems Command as beneficiary, (c) the Performance Guaranty, dated as of April 24, 2007, by NGC, as guarantor, to the United States of America, Naval Sea Systems Command as beneficiary and (d) any other similar guarantee pursuant to which NGC has guaranteed the performance of NGSB (or an Affiliate) under shipbuilding construction contracts with the United States Department of the Navy or a command or other division thereof.
          “New NGC Assigned Action” has the meaning set forth in the Litigation Management Agreement.
          “New NGC Board” means the board of directors of New NGC or an authorized committee thereof.

          “New NGC Common Stock” means the common stock, par value $1.00 per share, of New NGC.
          “New NGC Entities” means the members of the New NGC Group.
          “New NGC Group” means New NGC and each Person that will be a direct or indirect Subsidiary of New NGC immediately after the Distribution and each Person that is or becomes a member of the New NGC Group after the Distribution, including in all circumstances the predecessor and successor entities of New NGC or each such other Person. For the purposes of this Agreement and the Ancillary Agreements, NGC shall not be deemed to be a predecessor entity of New NGC.
          “New NGC Transferred Assets” means all of the Assets of NGC (but not the Assets of any of its Subsidiaries) including those Assets listed or described on Schedule 1.1(a)(6), other than (a) the HII Transferred Assets and (b) the capital stock in NGSC and NGSB.
          “NGC Board” means the board of directors of NGC or an authorized committee thereof.
          “NGTS” means Northrop Grumman Technical Services, Inc., an Oklahoma corporation, member of the New NGC Group and party to the Teaming Agreement.
          “Non-Managing Party” means, as between HII and New NGC, the party that is not the Managing Party with respect to any Shared Gain or Shared Liability.
          “Northrop Grumman” means (a) at all times prior to the effectiveness of the Holding Company Reorganization, NGC, and (b) at all times at or after the effectiveness of the Holding Company Reorganization, New NGC.
          “Northrop Grumman Board” means (a) at all times prior to the effectiveness of the Holding Company Reorganization, the NGC Board, and (b) at all times at or after the effectiveness of the Holding Company Reorganization, the New NGC Board.
          “Northrop Grumman Stockholders” means (a) at all times prior to the effectiveness of the Holding Company Reorganization, the stockholders of NGC, and (b) at all times at or after the effectiveness of the Holding Company Reorganization, the stockholders of New NGC.
          “NYSE” means the New York Stock Exchange.
          “Opinion” has the meaning set forth in the Tax Matters Agreement.
          “P&I Agreements” means the Performance and Indemnity Agreements, to be executed and delivered in connection with the Internal Reorganization, between HII and NGC, as may be amended or modified from time to time.

          “Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.
          “Rating Agencies” means (a) each of Fitch, Moody’s and S&P and (b) if Fitch, Moody’s and S&P all cease to rate HII or all fail to make a rating of HII publicly available for reasons outside of HII’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by HII (as certified by a resolution of the board of directors of HII) as a replacement agency.
          “Rating Event” means HII’s corporate rating is downgraded to “B” or “B2” or below, as applicable, by any of the Rating Agencies on any date from and after the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the consummation of the Change of Control (which 60-day period shall be extended so long as the rating of HII is under publicly announced consideration for possible downgrade by any of the Rating Agencies).
          “Record Date” means the close of business on the date determined by the New NGC Board as the record date for determining the stockholders of New NGC entitled to receive shares of HII Common Stock in the Distribution. The Record Date shall occur after completion of the Holding Company Reorganization.
          “Record Holders” means the holders of New NGC Common Stock on the Record Date.
          “Retained Assets” means:
          (a) the Assets listed or described on Schedule 1.1(a)(7), the New NGC Transferred Assets and all other Assets that are expressly and specifically provided in this Agreement or any Ancillary Agreement as Assets to be transferred to New NGC or any other member of the New NGC Group;
          (b) all interests in the capital stock of, or any other equity, partnership, membership, joint venture or similar interests in, the Subsidiaries of New NGC (other than any member of the HII Group) immediately prior to the Distribution (after giving effect to the Internal Reorganization) and any capital stock of, or equity, partnership, membership, joint venture or similar interests in, any other Person (other than any member of the HII Group) owned by any member of the New NGC Group immediately prior to the Distribution (after giving effect to the Internal Reorganization);
          (c) any recovery or other Assets (net of any expenses) received by any member of either Group with respect to any New NGC Assigned Action;
          (d) the Applicable New NGC Proportion of any Shared Gain; and

          (e) all other Assets owned or held immediately prior to the Distribution (after giving effect to the Internal Reorganization) by New NGC or any of its Subsidiaries (including for the avoidance of doubt, HII and its Subsidiaries) that are not Shipbuilding Assets, including the Transferred Debt Proceeds.
          Notwithstanding the foregoing, the Retained Assets shall not include any items expressly governed by the Tax Matters Agreement or the Excluded Retained Assets. In the event of any inconsistency or conflict that may arise in the application or interpretation of any of the foregoing provisions, for the purpose of determining what is and is not a Retained Asset, any item explicitly included on a Schedule referred to in this definition of “Retained Assets” shall take priority over any provision of the text hereof.
          “Retained Business” means:
          (a) any businesses or operations conducted by any member of the New NGC Group (other than any businesses or operations to the extent conducted through the ownership of, on behalf of or for the benefit of any member of the HII Group prior to the Distribution), including any Former Business of any member of the New NGC Group and any Former Business of NGC that is not also a Former Business of any other member of the HII Group, in all cases including those businesses set forth on Schedule 1.1(a)(8), but excluding those businesses set forth on Schedule 1.1(a)(9);
          (b) the businesses or operations, including Former Businesses, conducted by any member of the HII Group (including NGC) prior to the Distribution to the extent that they do not relate to the Shipbuilding Business; and
          (c) any other businesses or operations conducted through the use of the Retained Assets to the extent that they do not relate to the Shipbuilding Business.
          “Retained Liabilities” means:
          (a) all of the following Liabilities:
               (i) the Liabilities listed or described on Schedule 1.1(a)(10);
               (ii) all other Liabilities that are expressly and specifically provided by this Agreement as Liabilities to be wholly assumed by New NGC or any member of the New NGC Group, and all obligations of New NGC or any other member of the New NGC Group under this Agreement or any of the Ancillary Agreements;
               (iii) all other Liabilities that are both wholly unrelated to the Shipbuilding Business and are not otherwise Shipbuilding Liabilities; and
          (b) the Applicable New NGC Proportion of any Shared Liability.
          Notwithstanding the foregoing, the Retained Liabilities shall not include any items expressly governed by the Tax Matters Agreement or the Ingalls Indemnity Agreement.

          In the event of any inconsistency or conflict that may arise in the application or interpretation of any of the foregoing provisions, for the purpose of determining what is and is not a Retained Liability, any item explicitly included on a Schedule referred to in this definition of “Retained Liabilities” shall take priority over any provision of the text hereof.
          “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.
          “SEC” means the Securities and Exchange Commission.
          “Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.
          “Separation” means (a) the Internal Reorganization, (b) any other actions to be taken pursuant to Article II and (c) any other transfers of Assets and assumptions of Liabilities, in each case, between a member of one Group and a member of the other Group, provided for in this Agreement or any Ancillary Agreement.
          “Shared Action” has the meaning set forth in the Litigation Management Agreement.
          “Shared Gain” means any claim or right of a member of the New NGC Group or the HII Group, whenever discovered, against any Person (other than a member of the New NGC Group or the HII Group) that relates to both the Retained Business and the Shipbuilding Business or is listed or described on Schedule 1.1(a)(11), other than any claim or right described on Schedule 1.1(a)(12), in all cases to the extent that such claim or right accrued as of the Distribution or relates to events or circumstances that occurred or existed prior to the Distribution. Notwithstanding anything to the contrary in this definition of “Shared Gain,” Shared Gains shall not include any Settlement Assets, which shall be governed by Section 8.7, or any claims or rights related to, attributable to or arising in connection with Taxes or Tax Returns, which are expressly governed by the Tax Matters Agreement.
          “Shared Liability” means any of the following:
          (a) any Liability that relates to both the Shipbuilding Business and the Retained Business and that is not listed in a subclause of clause (a) of the definition of “Shipbuilding Liabilities;” and
          (b) any Liability listed or described on Schedule 1.1(a)(13).
          Notwithstanding anything to the contrary in this definition of “Shared Liability,” Shared Liabilities shall not include any Settlement Liabilities, which shall be governed by Section 8.7, or any Liabilities related to, attributable to or arising in connection with Taxes or Tax Returns, which are expressly governed by the Tax Matters Agreement.
          “Shipbuilding Assets” means:
          (a) the Assets listed or described on Schedule 1.1(a)(14), the HII Transferred Assets and all other Assets that are expressly and specifically provided in this Agreement or any Ancillary Agreement as Assets to be transferred to HII or any other member of the HII Group;
          (b) all interests in the capital stock of, or any other equity, partnership, membership, joint venture or similar interests in, the Subsidiaries of HII immediately prior to the Distribution (after giving effect to the Internal Reorganization) and any capital stock of, or equity, partnership, membership, joint venture or similar interests in, any other Person owned by any member of the HII Group immediately prior to the Distribution (after giving effect to the Internal Reorganization);
          (c) all Assets reflected as assets of HII and the other members of the HII Group on the HII Balance Sheet and any Assets acquired by or for HII or any other member of the HII Group subsequent to the date of the HII Balance Sheet that, had they been acquired on or before such date and owned as of such date, would have been reflected on the HII Balance Sheet if prepared on a consistent basis, subject to any dispositions of any such Assets subsequent to the date of the HII Balance Sheet;
          (d) any recovery or other Assets (net of any Taxes and expenses) received by any member of either Group in any HII Assigned Action;
          (e) all other Assets not expressly covered in clauses (a) through (d) of this definition of “Shipbuilding Assets” that are wholly owned immediately prior to the Distribution (after giving effect to the Internal Reorganization) by HII or any of its Subsidiaries;
          (f) all patents, copyrights, trade secrets, know-how and other confidential and proprietary information and all other intellectual property rights, whether arising under the laws of the United States or the laws of any other jurisdiction, and all registrations and applications for registration of any of the foregoing, that were created, devised or otherwise developed (i) exclusively by the HII Employees and HII Retirees (each as defined in the Employee Matters Agreement) (other than any of the foregoing that were developed specifically for the Retained Business) or (ii) in whole or in part, by employees of any member of the New NGC Group or third parties exclusively for the Shipbuilding Business, whether or not such intellectual property rights had been assigned to NGC during its ownership of the Shipbuilding Business; and
          (g) the Applicable HII Proportion of any Shared Gain.
          Notwithstanding the foregoing, the Shipbuilding Assets shall not include any items expressly governed by the Tax Matters Agreement or the Excluded Shipbuilding Assets. In the event of any inconsistency or conflict that may arise in the application or interpretation of any of the foregoing provisions, for the purpose of determining what is and is not a Shipbuilding Asset, any item explicitly included on a Schedule referred to in this definition of “Shipbuilding Assets” shall take priority over any provision of the text hereof.
          “Shipbuilding Business” means:
          (a) any businesses or operations conducted by any member of the HII Group (other than any businesses or operations to the extent conducted through the ownership of, on behalf of or for the benefit of any member of the New NGC Group prior to the Distribution), including the businesses and operations that are described in the Information Statement and any Former Business of any member of the HII Group (other than NGC and not any other entity), in each case including those businesses set forth on Schedule 1.1(a)(9), but excluding those businesses set forth on Schedule 1.1(a)(8);
          (b) any other businesses or operations (including joint ventures) conducted through the use of or with the Shipbuilding Assets;
          (c) the HII Employees and HII Retirees and any other person employed by any member of the HII Group after the Distribution; and
          (d) the businesses or operations, including Former Businesses, conducted by NGC (but not any other entity) or any member of the New NGC Group prior to the Distribution, in all cases to the extent that they relate to the businesses or operations and Former Businesses described in clauses (a) through (c) of this definition of “Shipbuilding Business.”
          “Shipbuilding Liabilities” means:
          (a) all of the following Liabilities:
               (i) the Liabilities listed or described on Schedule 1.1(a)(15);
               (ii) all other Liabilities that are expressly provided by this Agreement or any Ancillary Agreement as Liabilities to be wholly assumed by HII or any other member of the HII Group, and all obligations of HII or any other member of the HII Group under this Agreement or any of the Ancillary Agreements;
               (iii) all Liabilities reflected as liabilities or obligations on the HII Balance Sheet, and all Liabilities arising or assumed after the date of the HII Balance Sheet that, had they arisen or been assumed on or before such date and been existing obligations as of such date, would have been reflected on the HII Balance Sheet if prepared on a consistent basis, subject to any discharge of such Liabilities subsequent to the date of the HII Balance Sheet;
               (iv) all Environmental Liabilities relating to (A) the use of any property by the Shipbuilding Business at any time, regardless of whether such property is or is not owned or leased by HII or any of its Subsidiaries or Affiliates (including any properties set forth on Schedule 1.1(a)(16)), including any property where the Shipbuilding Business contracted or arranged for disposal of wastes at any time whatsoever, or (B) the operation or conduct of the Shipbuilding Business or activities related to the Shipbuilding Business (including all Liabilities relating to any Shipbuilding Asset or any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) which act or failure to act relates to the Shipbuilding Business);
               (v) all Liabilities relating to the HII Employees and HII Retirees and any person employed by any member of the HII Group after the Distribution, and the conduct of all such persons;
               (vi) all Liabilities relating to the use of any property by the Shipbuilding Business at any time, regardless of whether such property is or is not owned or leased by HII or any of its Subsidiaries or Affiliates (including any properties set forth on Schedule 1.1(a)(16)), including any property where the Shipbuilding Business contracted or arranged for disposal of wastes at any time whatsoever;
               (vii) all Liabilities relating to the Navy Guarantees, including all Liabilities that NGC or any other party to this Agreement (including their Subsidiaries and Affiliates) has or may be found to have under or in any way in connection with the Navy Guarantees;
               (viii) all other Liabilities relating to the operation or conduct of the Shipbuilding Business or activities related to the Shipbuilding Business (including all Liabilities relating to any Shipbuilding Asset or any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) which act or failure to act relates to the Shipbuilding Business) that do not also relate to the operation or conduct of the Retained Business; and
               (ix) all other Liabilities that are wholly unrelated to the Retained Business and that are not otherwise Retained Liabilities; and
          (b) the Applicable HII Proportion of any Shared Liability.
          Notwithstanding the foregoing, the Shipbuilding Liabilities shall not include any items expressly governed by the Tax Matters Agreement or the Ingalls Indemnity Agreement.
          In the event of any inconsistency or conflict that may arise in the application or interpretation of any of the foregoing provisions, for the purpose of determining what is and is not a Shipbuilding Liability, any item explicitly included on a Schedule referred to in this definition of “Shipbuilding Liabilities” shall take priority over any provision of the text hereof.
          “Subsidiary” of any Person means any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however, that no Person that is not directly or indirectly wholly owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person.
          “Tax-Free Status” has the meaning set forth in the Tax Matters Agreement.
          “Tax Matters Agreement” means the Tax Matters Agreement, dated as of the date hereof, among New NGC, HII and NGC, as may be amended or modified from time to time.
          “Tax” has the meaning set forth in the Tax Matters Agreement.
          “Team” has the meaning set forth in the Teaming Agreement.
          “Teaming Agreement” means the teaming agreement listed on Schedule 1.1(a)(17).
          “Transition Services Agreement” means the Transition Services Agreement, dated as of the date hereof, among NGSC, NGSB, New NGC and HII, as may be amended or modified from time to time.
ARTICLE II
THE SEPARATION
     Section 2.1 Internal Reorganization; Transfer of Assets and Assumption of Liabilities.
          (a) Prior to the Distribution, the parties shall cause the Internal Reorganization to be completed.
          (b) Prior to the Distribution, the parties shall, and shall cause their respective Subsidiaries to, (i) execute such instruments of assignment and transfer and take such other corporate actions as are necessary to transfer to one or more members of the HII Group all of the right, title and interest of the New NGC Group in and to all Shipbuilding Assets after giving effect to the Internal Reorganization and (ii) take all actions necessary to cause one or more members of the HII Group to assume all of the Shipbuilding Liabilities to the extent such Shipbuilding Liabilities would otherwise remain obligations of any member of the New NGC Group after giving effect to the Internal Reorganization.
          (c) Prior to the Distribution, the parties shall, and shall cause their respective Subsidiaries to, (i) execute such instruments of assignment and transfer and take such other corporate actions as are necessary to transfer to one or more members of the New NGC Group all of the right, title and interest of the HII Group in and to all Retained Assets after giving effect to the Internal Reorganization and (ii) take all actions necessary to cause one or more members of the New NGC Group to assume all of the Retained

Liabilities to the extent such Retained Liabilities would otherwise remain obligations of any member of the HII Group after giving effect to the Internal Reorganization.
     Section 2.2 Governmental Approvals and Consents; Transfers, Assignments and Assumptions Not Effected Prior to the Distribution.
          (a) To the extent that any of the transactions contemplated by this Agreement or any Ancillary Agreement requires any Governmental Approval or Consent, the parties will use their reasonable best efforts to obtain such Governmental Approval or Consent.
          (b) To the extent that any transfer or assignment of Assets or assumption of Liabilities contemplated by this Agreement or any Ancillary Agreement shall not have been consummated prior to the Distribution, the parties shall use reasonable best efforts to effect such transfers as promptly following the Distribution as shall be practicable. Nothing herein shall be deemed to require the transfer of any Assets or the assumption of any Liabilities that by their terms or operation of law cannot or should not be transferred. In the event that any such transfer of Assets or assumption of Liabilities has not been consummated, from and after the Distribution until such time as such Asset is transferred or such Liability is assumed (i) the party retaining such Asset shall thereafter hold such Asset for the use and benefit of the party entitled thereto (at the expense of the party entitled thereto) and (ii) the party intended to assume such Liability shall, or shall cause the applicable member of its Group to, pay or reimburse the party retaining such Liability for all amounts paid or incurred in connection with the retention of such Liability. In addition, the party retaining such Asset or Liability shall, insofar as reasonably practicable and to the extent permitted by applicable Law, treat such Asset or Liability in the ordinary course of business consistent with past practice and take such other actions as may be reasonably requested by the party entitled to such Asset or by the party intended to assume such Liability in order to place such party, insofar as reasonably practicable, in the same position as if such Asset or Liability had been transferred or assumed as contemplated hereby and so that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for gain, and control over such Asset or Liability, are to inure from and after the Distribution to the member or members of the New NGC Group or the HII Group entitled to such Asset or intended to assume such Liability. In furtherance of the foregoing, the parties agree that, as of the Distribution, each party shall be deemed to have acquired beneficial ownership over all of the Assets, together with all rights and privileges incident thereto, and shall be deemed to have assumed all of the Liabilities, and all duties, obligations and responsibilities incident thereto, that such party is entitled to acquire or intended to assume pursuant to the terms of this Agreement or the applicable Ancillary Agreement.
          (c) If and when the Consents, Governmental Approvals and/or conditions, the absence or non-satisfaction of which caused the deferral of transfer or assignment of any Asset or the deferral of the assumption of any Liability pursuant to Section 2.2(b) are obtained or satisfied, the transfer or assumption of the applicable Asset or Liability shall be effected in accordance with and subject to the terms of this Agreement or the applicable Ancillary Agreement.

          (d) The party retaining any Asset or Liability due to the deferral of the transfer of such Asset or the deferral of the assumption of such Liability pursuant to Section 2.2(b) or otherwise shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced or agreed to be reimbursed by the party entitled to such Asset or the party intended to assume such Liability. The party retaining such Asset or Liability shall use its reasonable best efforts timely to notify the party entitled to such Asset or intended to assume such Liability of the need for such expenditure.
          (e) The parties agree to treat, for U.S. federal, state and local income tax purposes, any Asset or Liability that is not transferred prior to the Distribution and is subject to the provisions of Section 2.2(b) as owned by the member of the Group to which such Asset or Liability was intended to be transferred from and after the Distribution, and shall not take any position inconsistent therewith unless otherwise required by applicable Law.
     Section 2.3 Termination of Agreements.
          (a) Except as set forth in Section 2.3(b), the HII Entities, on the one hand, and the New NGC Entities, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings (including intercompany work orders), whether or not in writing, between or among any HII Entity, on the one hand, and any New NGC Entity, on the other hand, effective as of the Distribution. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof that purports to survive termination) shall be of any further force or effect from and after the Distribution. Each party shall, at the reasonable request of any other party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.
          (b) The provisions of Section 2.3(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof):
               (i) this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the parties or any HII Entities and New NGC Entities);
               (ii) any agreements, arrangements, commitments or understandings to which any non-wholly owned Subsidiary or non-wholly owned Affiliate of New NGC or HII, as the case may be, is a party (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned);
               (iii) any other agreements, arrangements, commitments or understandings that this Agreement or any Ancillary Agreement expressly contemplates will survive the Distribution;

               (iv) any confidentiality or non-disclosure agreements among any members of either Group or employees of any member of either Group, including any obligation not to disclose proprietary or privileged information; and
               (v) any agreements, arrangements, commitments or understandings listed or described on Schedule 2.3(b)(v).
          (c) Except as otherwise expressly and specifically provided in this Agreement or any Ancillary Agreement, all intercompany receivables, payables, loans and other accounts between any New NGC Entity, on the one hand, and any HII Entity, on the other hand, in existence as of immediately prior to the Distribution and after giving effect to the Internal Reorganization shall be satisfied and/or settled by the relevant members of the New NGC Group and the New HII Group no later than the Distribution by (i) forgiveness by the relevant obligor or (ii) one or a related series of repayments, distributions of and/or contributions to capital, in each case as determined by Northrop Grumman.
     Section 2.4 Novation of Shipbuilding Liabilities.
          (a) Each of New NGC and HII, at the written request of the other party, shall use its reasonable best efforts to obtain, or to cause to be obtained, any release, Consent, substitution or amendment required to novate or assign all rights and obligations under any agreements, leases, licenses and other obligations or Liabilities of any nature whatsoever that constitute Shipbuilding Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than any HII Entities, so that, in any such case, HII and the other HII Entities will be solely responsible for such Shipbuilding Liabilities; provided, however, that none of the New NGC Entities or the HII Entities shall be obligated to pay any significant (relative to the underlying agreement, lease, license or obligation) consideration or surrender, release or modify any material rights or material remedies therefor to any third party from whom such releases, Consents, substitutions and amendments are requested except as expressly set forth in this Agreement or any Ancillary Agreement.
          (b) If New NGC or HII is unable to obtain, or to cause to be obtained, any required release, Consent, substitution or amendment, the applicable New NGC Entity may continue to be bound by the applicable underlying agreement, lease, license or other obligation or other Liabilities and, unless not permitted by Law, HII shall, or shall cause another HII Entity to, as agent or subcontractor for such New NGC Entity, pay, perform and discharge fully all the obligations or other Liabilities of such New NGC Entity thereunder. HII shall indemnify each New NGC Indemnitee and hold it harmless against any Liabilities arising in connection therewith. New NGC shall pay and remit, or cause to be paid or remitted, to the applicable HII Entity, all money, rights and other consideration received by any New NGC Entity (net of any applicable expenses) in respect of such performance by such HII Entity (unless any such consideration is a Retained Asset). If and when any such release, Consent, substitution or amendment shall be obtained or such agreement, lease, license or other rights, obligations or other Liabilities shall otherwise become assignable or able to be novated, New NGC shall thereafter assign, or cause to be assigned, all the New NGC Entities’ rights, obligations and other Liabilities thereunder to the applicable HII Entity without payment of any further consideration and the applicable HII Entity shall, without the payment of any further consideration, assume such rights, obligations and other Liabilities.
     Section 2.5 Novation of Retained Liabilities.
          (a) Each of New NGC and HII, at the written request of the other party, shall use its reasonable best efforts to obtain, or to cause to be obtained, any release, Consent, substitution or amendment required to novate or assign all rights and obligations under any agreements, leases, licenses and other obligations or Liabilities of any nature whatsoever that constitute Retained Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than any New NGC Entities, so that, in any such case, New NGC and the other New NGC Entities will be solely responsible for such Retained Liabilities; provided, however, that none of the New NGC Entities or the HII Entities shall be obligated to pay any significant (relative to the underlying agreement, lease, license or obligation) consideration or surrender, release or modify any material rights or material remedies therefor to any third party from whom such releases, Consents, substitutions and amendments are requested except as expressly set forth in this Agreement or any Ancillary Agreement.
          (b) If New NGC or HII is unable to obtain, or to cause to be obtained, any required release, Consent, substitution or amendment, the applicable HII Entity may continue to be bound by the applicable underlying agreement, lease, license or other obligation or other Liabilities and, unless not permitted by Law or the terms thereof, New NGC shall, or shall cause another New NGC Entity to, as agent or subcontractor for such HII Entity, pay, perform and discharge fully all the obligations or other Liabilities of such HII Entity thereunder. New NGC shall indemnify each HII Indemnitee and hold it harmless against any Liabilities arising in connection therewith. HII shall pay and remit, or cause to be paid or remitted, to the applicable New NGC Entity, all money, rights and other consideration received by any HII Entity (net of any applicable expenses) in respect of such performance by such New NGC Entity (unless any such consideration is a Shipbuilding Asset). If and when any such release, Consent, substitution, approval or amendment shall be obtained or such agreement, lease, license or other rights, obligations or other Liabilities shall otherwise become assignable or able to be novated, HII shall thereafter assign, or cause to be assigned, all the HII Entities’ rights, obligations and other Liabilities thereunder to the applicable New NGC Entity without payment of any further consideration and the applicable New NGC Entity shall, without the payment of any further consideration, assume such rights, obligations and other Liabilities.
     Section 2.6 Disclaimer of Representations and Warranties. Each of New NGC (on behalf of itself and each other New NGC Entity) and HII (on behalf of itself and each other HII Entity) understands and agrees that, except as expressly set forth herein or in any Ancillary Agreement, no party (including its Affiliates) to this Agreement, any Ancillary Agreement or any other agreement or document contemplated by this Agreement, any Ancillary Agreement or otherwise, is making any representations or warranties relating in any way to the Assets, businesses or Liabilities transferred or assumed as contemplated hereby or thereby, to any Consent required in connection therewith, to the value or freedom from any Security Interests of, or any other matter concerning, any Assets of such party, or to the absence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other Asset, including any accounts receivable, of any party, or to the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any Asset or thing of value upon the execution, delivery and filing hereof or thereof. Except as may expressly be set forth herein or in any Ancillary Agreement, (a) all such Assets are being transferred on an “as is,” “where is” basis, (b) any implied warranty of merchantability, fitness for a specific purpose or otherwise is hereby expressly disclaimed, (c) the respective transferees shall bear the economic and legal risks that any conveyance shall prove to be insufficient to vest in the transferee good and marketable title, free and clear of any Security Interest and (d) none of the New NGC Entities or the HII Entities (including their Affiliates) or any other Person makes any representation or warranty with respect to any information, documents or material made available in connection with the Separation or the Distribution, or the entering into of this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby, except as expressly set forth in this Agreement or any Ancillary Agreement.
     Section 2.7 Treatment of Cash.
          (a) Prior to the Distribution, each of the HII Entities shall make capital and other expenditures and operate its cash management, accounts payable and receivables collection systems in the ordinary course consistent with prior practice.
          (b) From the date of this Agreement until the HII Contribution, NGC (prior to the Holding Company Reorganization) and New NGC (after the Holding Company Reorganization) shall be entitled to use, retain or otherwise dispose of all cash generated by the Shipbuilding Business and the Shipbuilding Assets in accordance with the ordinary course operation of NGC’s and New NGC’s respective cash management systems. All such cash shall be a Retained Asset.
     Section 2.8 Replacement of Credit Support.
          (a) New NGC shall use reasonable best efforts to arrange, at its cost and expense and effective at or prior to the Distribution, the replacement of all Credit Support Instruments relating exclusively to the Retained Business and provided by or through NGC or any other member of the HII Group exclusively for the benefit of any member of the New NGC Group (the “New NGC Credit Support Instruments”) with alternate arrangements that do not require any credit support from NGC or any other member of the HII Group, and shall use reasonable best efforts to obtain from the beneficiaries of such New NGC Credit Support Instruments written releases indicating that NGC or such other member of the HII Group will, effective upon the Distribution, have no liability with respect to such New NGC Credit Support Instruments. In the event that New NGC is unable to obtain any such alternative arrangements for any New NGC Credit Support Instrument prior to the Distribution, it shall have responsibility for the payment and performance of the obligations underlying such New NGC Credit Support Instrument.

          (b) HII shall use reasonable best efforts to arrange, at its cost and expense and effective at or prior to the Distribution, the replacement of certain Credit Support Instruments identified on Schedule 2.8(b) relating to the Shipbuilding Business and provided by or through NGC or any member of the New NGC Group for the benefit of any member of the HII Group (other than NGC) (the “HII Credit Support Instruments”) with alternate arrangements that do not require any credit support from New NGC or any member of the New NGC Group, and shall use reasonable best efforts to obtain from the beneficiaries of such HII Credit Support Instruments written releases indicating that NGC or any member of the New NGC Group will, effective upon the Distribution, have no liability with respect to such HII Credit Support Instruments. In the event that HII is unable to obtain any such alternative arrangements for any HII Credit Support Instrument prior to the Distribution, it shall have responsibility for the payment and performance of the obligations underlying such HII Credit Support Instrument.
ARTICLE III
ACTIONS PENDING THE DISTRIBUTION
     Section 3.1 Actions Prior to the Distribution.
          (a) Subject to the conditions specified in Section 3.2 and subject to Section 4.3, each of the parties shall use its reasonable best efforts to consummate the Distribution. Such actions shall include those specified in this Section 3.1.
          (b) Prior to the Distribution, each of the parties will execute and deliver all Ancillary Agreements to which it is a party, and will cause the other New NGC Entities and HII Entities, as applicable, to execute and deliver any Ancillary Agreements to which such Persons are parties.
          (c) Prior to the Distribution, HII shall mail the Information Statement to the Record Holders.
          (d) HII shall prepare, file with the SEC and use its reasonable best efforts to cause to become effective any registration statements or amendments thereto required to effect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements.
          (e) Each of the parties shall take all such actions as may be necessary or appropriate under the securities or blue sky Laws of the states or other political subdivisions of the United States or of other foreign jurisdictions in connection with the Distribution.
          (f) HII shall prepare and file, and shall use reasonable best efforts to have approved prior to the Distribution, an application for the listing on the NYSE of the HII Common Stock to be distributed in the Distribution, subject to official notice of listing.
          (g) Prior to the Distribution, the existing directors of HII shall duly elect the individuals listed as members of the HII board of directors in the Information

Statement, and such individuals shall become the members of the HII board of directors effective as of no later than immediately prior to the Distribution.
          (h) Prior to the Distribution, New NGC shall deliver or cause to be delivered to HII the resignation from each applicable HII Entity, effective as of no later than immediately prior to the Distribution, of each individual who will be an employee of any New NGC Entity after the Distribution and who is an officer or director of any HII Entity immediately prior to the Distribution.
          (i) Immediately prior to the Distribution, the Restated Certificate of Incorporation and Restated Bylaws of HII, each in substantially the form filed as an exhibit to the Form 10, shall be in effect.
          (j) The parties shall, subject to Section 4.3, take all reasonable steps necessary and appropriate to cause the conditions set forth in Section 3.2 to be satisfied and to effect the Distribution on the Distribution Date.
     Section 3.2 Conditions to Distribution. The obligations of the parties to consummate the Distribution shall be conditioned on the satisfaction, or waiver by the Northrop Grumman Board, of the following conditions:
          (a) The Northrop Grumman Board shall, in its sole and absolute discretion, have authorized and approved the Separation and the Distribution and not withdrawn such authorization and approval.
          (b) The New NGC Board shall have declared the dividend of HII Common Stock to the Record Holders.
          (c) Each Ancillary Agreement shall have been executed by each party thereto.
          (d) The SEC shall have declared the Form 10 effective, no stop order suspending the effectiveness of the Form 10 shall be in effect, and no proceedings for such purpose shall be pending before or threatened by the SEC.
          (e) The HII Common Stock shall have been accepted for listing on the NYSE or another national securities exchange approved by the Northrop Grumman Board, subject to official notice of issuance.
          (f) The Internal Reorganization shall have been completed.
          (g) New NGC shall have received the IRS Ruling and the Opinion, each of which shall remain in full force and effect, that the Holding Company Reorganization, the Internal Reorganization, and the Distribution will qualify for Tax-Free Status.
          (h) HII shall have (i) entered into the HII Credit Facility, (ii) received the net proceeds from the HII Debt and (iii) made the HII Contribution.

          (i) No order, injunction or decree that would prevent the consummation of the Distribution shall be threatened, pending or issued (and still in effect) by any Governmental Authority of competent jurisdiction, no other legal restraint or prohibition preventing the consummation of the Distribution shall be in effect, and no other event outside the control of Northrop Grumman shall have occurred or failed to occur that prevents the consummation of the Distribution.
          (j) No other events or developments shall have occurred prior to the Distribution that, in the judgment of the Northrop Grumman Board, would result in the Distribution having a significant adverse effect on Northrop Grumman or the Northrop Grumman Stockholders.
          (k) The actions set forth in Sections 3.1(c), (h) and (i) shall have been completed.
          (l) HII shall have delivered to New NGC a certificate signed by the chief financial officer of HII, dated as of the Distribution Date, certifying that the HII Entities have complied with Section 2.7(a).
     The foregoing conditions may only be waived by the Northrop Grumman Board, in its sole and absolute discretion, are for the sole benefit of Northrop Grumman and shall not give rise to or create any duty on the part of the Northrop Grumman Board to waive or not waive such conditions or in any way limit the right of termination of this Agreement set forth in Article IX or alter the consequences of any such termination from those specified in Article IX. Any determination made by the Northrop Grumman Board prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 3.2 shall be conclusive.
ARTICLE IV
THE DISTRIBUTION
     Section 4.1 The Distribution.
          (a) HII shall cooperate with Northrop Grumman to accomplish the Distribution and shall, at the direction of Northrop Grumman, use its reasonable best efforts to promptly take any and all actions necessary or desirable to effect the Distribution. Each of the parties will provide, or cause the applicable member of its Group to provide, to the Agent all documents and information required to complete the Distribution.
          (b) Subject to the terms and conditions set forth in this Agreement, (i) on or prior to the Distribution Date, for the benefit of and distribution to the Record Holders, New NGC will deliver to the Agent all of the issued and outstanding shares of HII Common Stock then owned by New NGC or any other New NGC Entity and book-entry authorizations for such shares and (ii) on the Distribution Date, New NGC shall instruct the Agent to distribute, by means of a pro rata dividend, to each Record Holder (or such Record Holder’s bank or brokerage firm on such Record Holder’s behalf) electronically, by direct registration in book-entry form, the number of whole shares of HII Common Stock to which such Record Holder is entitled based on the Distribution Ratio. The Distribution shall be effective at 12:01 a.m. Eastern time on the Distribution Date. On or as soon as practicable after the Distribution Date, the Agent will mail an account statement indicating the number of shares of HII Common Stock that have been registered in book-entry form in the name of each Record Holder.
          (c) With respect to the shares of HII Common Stock remaining with the Agent 180 days after the Distribution Date, the Agent shall deliver any such shares as directed by HII, with the consent of New NGC (which consent shall not be unreasonably withheld or delayed).
     Section 4.2 Fractional Shares. The Agent and New NGC shall, as soon as practicable after the Distribution Date, (a) determine the number of whole shares and fractional shares of HII Common Stock allocable to each Record Holder, (b) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions at then-prevailing trading prices on behalf of Record Holders that would otherwise be entitled to fractional share interests and (c) distribute to each such Record Holder, or for the benefit of each beneficial owner of fractional shares, such Record Holder’s or beneficial owner’s ratable share of the net proceeds of such sales, based upon the average gross selling price per share of HII Common Stock after making appropriate deductions for any amount required to be withheld under applicable Tax Law and less any transfer Taxes. HII will be responsible for payment of any brokerage fees associated with such sales. The Agent, in its sole discretion, will determine the timing and method of selling such shares, the selling price of such shares and the broker-dealer to which such shares will be sold; provided, however, that the designated broker-dealer is not an Affiliate of New NGC or HII. Neither New NGC nor HII will pay any interest on the proceeds from the sale of such shares.
     Section 4.3 Sole Discretion of the Northrop Grumman Board and New NGC Board. Subject to the last sentence of this Section 4.3, the Northrop Grumman Board shall, in its sole and absolute discretion, determine the Distribution Date and all terms of the Distribution, including the form, structure and terms of any transactions and/or offerings to effect the Distribution and the timing of and conditions to the consummation thereof. In addition, and notwithstanding anything to the contrary set forth below, the Northrop Grumman Board, in its sole and absolute discretion, may at any time and from time to time until the Distribution decide to abandon the Distribution or modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution. The New NGC Board shall determine the Record Date.
ARTICLE V
MUTUAL RELEASES; INDEMNIFICATION
     Section 5.1 Release of Pre-Distribution Claims.
          (a) Except (i) as provided in Section 5.1(c), (ii) as may be otherwise provided in this Agreement or any Ancillary Agreement and (iii) for any matter for which any HII Indemnitee is entitled to indemnification pursuant to this Article V, effective as of the Distribution, HII does hereby, for itself and each other HII Entity and their respective Affiliates, predecessors, successors and assigns, and, to the extent HII legally may, all Persons that at any time prior or subsequent to the Distribution have been stockholders, directors, officers, members, agents or employees of HII or any other HII Entity (in each case, in their respective capacities as such), remise, release and forever discharge each New NGC Entity, their respective Affiliates, successors and assigns, and all Persons that at any time prior to the Distribution have been stockholders, directors, officers, members, agents or employees of New NGC or any other New NGC Entity (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity, whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from or relating to any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, whether or not known as of the Distribution Date, including any claims with respect to the sufficiency or condition of the Shipbuilding Assets or the allocation of Liabilities to the HII Group.
          (b) Except (i) as provided in Section 5.1(c), (ii) as may be otherwise provided in this Agreement or any Ancillary Agreement and (iii) for any matter for which any New NGC Indemnitee is entitled to indemnification pursuant to this Article V, New NGC does hereby, for itself and each other New NGC Entity and their respective Affiliates, successors and assigns, and, to the extent New NGC legally may, all Persons that at any time prior to the Distribution have been stockholders, directors, officers, members, agents or employees of New NGC or any other New NGC Entity (in each case, in their respective capacities as such), remise, release and forever discharge each HII Entity, their respective Affiliates, successors and assigns, and all Persons that at any time prior to the Distribution have been stockholders, directors, officers, members, agents or employees of HII or any other HII Entity (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity, whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, whether or not known as of the Distribution Date.
          (c) Nothing contained in Section 5.1(a) or 5.1(b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement, including the applicable Schedules hereto and thereto, or any arrangement that is not to terminate as of the Distribution, as specified in Section 2.3(b). Nothing contained in Section 5.1(a) or 5.1(b) shall release any Person from:
               (i) any Liability provided in or resulting from any agreement among any New NGC Entities and any HII Entities that is not to terminate as of the Distribution, as specified in Section 2.3(b), or any other Liability that is not to terminate as of the Distribution, as specified in Section 2.3(b);

               (ii) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement; or
               (iii) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 5.1; provided that the parties agree not to bring suit or permit any of their Subsidiaries to bring suit against any Person with respect to any Liability to the extent that such Person would be released with respect to such Liability by this Section 5.1 but for the provisions of this clause (iii).
          (d) HII shall not make, and shall not permit any other HII Entity to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim for indemnification, against any New NGC Entity, or any other Person released pursuant to Section 5.1(a), with respect to any Liabilities released pursuant to Section 5.1(a). New NGC shall not, and shall not permit any other New NGC Entity, to make any claim or demand, or commence any Action asserting any claim or demand, including any claim for indemnification, against any HII Entity, or any other Person released pursuant to Section 5.1(b), with respect to any Liabilities released pursuant to Section 5.1(b).
          (e) At any time, at the request of any other party, each party shall cause each member of its respective Group to execute and deliver releases in form reasonably satisfactory to the other party reflecting the provisions of this Section 5.1.
     Section 5.2 Indemnification by HII and NGSB. Subject to Section 5.4, following the Distribution, HII and NGSB shall jointly and severally indemnify, defend and hold harmless New NGC, each New NGC Entity and each of their respective current, former and future directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “New NGC Indemnitees”), from and against any and all Liabilities of the New NGC Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):
          (a) the Shipbuilding Liabilities; and
          (b) any breach by any HII Entity of this Agreement or any of the Ancillary Agreements (other than the Tax Matters Agreement and the Ingalls Indemnity Agreement, which shall be subject to the provisions contained therein).
     Section 5.3 Indemnification by New NGC and NGSC. Subject to Section 5.4, following the Distribution, New NGC and NGSC shall jointly and severally indemnify, defend and hold harmless HII, each HII Entity and each of their respective current, former and future directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “HII Indemnitees”), from and against any and all Liabilities of the HII Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):
          (a) the Retained Liabilities; and

          (b) any breach by any New NGC Entity of this Agreement or any of the Ancillary Agreements (other than the Tax Matters Agreement and the Ingalls Indemnity Agreement, which shall be subject to the provisions contained therein).
     Section 5.4 Indemnification Obligations Net of Insurance Proceeds and Other Amounts.
          (a) The parties intend that any Liability subject to indemnification or reimbursement pursuant to this Agreement will be net of Insurance Proceeds and other amounts received that actually reduce the amount of the Liability for which indemnification is sought. Accordingly, the amount which any party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or reimbursement under this Agreement (an “Indemnitee”) will be reduced by any Insurance Proceeds and other amounts theretofore actually recovered by or on behalf of the Indemnitee in reduction of the related Liability. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds or other amounts therefor, then the Indemnitee will promptly pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or other amounts had been received, realized or recovered before the Indemnity Payment was made.
          (b) In the case of any Shared Liability, any Insurance Proceeds actually received, realized or recovered by any party in respect of the Shared Liability will be shared between the New NGC Group and the HII Group in accordance with their respective Applicable Proportions, regardless of which Group may actually receive, realize or recover such Insurance Proceeds.
          (c) An insurer that would otherwise be obligated to defend or make payment in response to any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a “windfall” (i.e., a benefit it would not be entitled to receive in the absence of the indemnification provisions of this Agreement) by virtue of the indemnification provisions hereof.
     Section 5.5 Third-Party Claims.
          (a) If an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) that is not a New NGC Entity or a HII Entity of any claim (including environmental claims and demands or requests for investigation or remediation of contamination) or of the commencement by any such Person of any Action with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to this Agreement or any Ancillary Agreement (collectively, a “Third-Party Claim”), such Indemnitee shall give such Indemnifying Party written notice thereof as soon as promptly practicable, but no later than 20 days after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail and contain written correspondence received from the third party that relates to the Third-Party Claim. Notwithstanding the foregoing, the failure of any Indemnitee to give notice as provided in this Section 5.5(a) shall not relieve the related Indemnifying Party of its obligations under this Article V, except to the extent that such Indemnifying Party is prejudiced by such failure to give notice.
          (b) With respect to any Third-Party Claim that is or may be a Shared Liability:
               (i) If the Indemnifying Party receiving any notice pursuant to Section 5.5(a) or the Indemnitee believes that the Third-Party Claim is or may be a Shared Liability, such Indemnifying Party or Indemnitee may make a Determination Request within 30 days after the notice given by the Indemnitee to the Indemnifying Party pursuant to Section 5.5(a). Upon the making of a Determination Request, the applicable Indemnitee shall assume the defense of such Third-Party Claim until a determination as to whether such Third-Party Claim is a Shared Liability. In the event of such assumption of defense, such Indemnitee shall be entitled to reimbursement of all the costs and expenses of such defense once a final determination or acknowledgement is made that such Indemnitee is entitled to indemnification with respect to such Third-Party Claim; provided, that if such Third-Party Claim is determined to be a Shared Liability, such costs and expenses shall be shared as provided in Section 5.5(b)(ii). If it is determined by New NGC and HII or by the Allocation Committee that the Third-Party Claim is a Shared Liability, the Managing Party (as determined in accordance with Section 6.1(a)) shall assume the defense of such Third-Party Claim as soon as reasonably practicable following such determination.
               (ii) A party’s costs and expenses of assuming the defense of (subject to Section 5.5(b)(i)), and/or seeking to settle or compromise (subject to Section 5.5(b)(iv)), any Third-Party Claim that is a Shared Liability shall be included in the calculation of the amount of the applicable Shared Liability in determining the obligations of the parties with respect thereto pursuant to Section 6.4.
               (iii) The Managing Party shall consult with the Non-Managing Party prior to taking any action with respect to any Third-Party Claim that is a Shared Liability if the Managing Party’s action could reasonably be expected to have a significant adverse impact (financial or non-financial) on the Non-Managing Party, including a significant adverse impact on the rights, obligations, operations, standing or reputation of the Non-Managing Party (or its Subsidiaries or Affiliates), and the Managing Party shall not take such action without the prior written consent of the Non-Managing Party, which consent shall not be unreasonably withheld or delayed.
               (iv) The Managing Party shall promptly give notice to the Non-Managing Party regarding the substance of any settlement related discussions with respect to any Third-Party Claim that is a Shared Liability if (A) the Non-Managing Party is required to share in any significant aspect of the costs and expenses, proceeds or obligations resulting from such settlement or (B) the settlement can reasonably be expected to have a significant impact (financial or nonfinancial) on the Non-Managing Party. In such instances, the Managing Party shall not settle such Third-Party Claim without the prior written consent of the Non-Managing Party, which consent shall not be unreasonably withheld or delayed.
          (c) With respect to any Third-Party Claim that is not a Shared Liability:
               (i) Unless the parties otherwise agree, within 30 days after the receipt of notice from an Indemnitee in accordance with Section 5.5(a), an Indemnifying Party shall defend (and, unless the Indemnifying Party has specified any reservations or exceptions, may seek to settle or compromise), at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, any Third-Party Claim that is not a Shared Liability. The applicable Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnitee. Notwithstanding the foregoing, the Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnitee (A) for any period during which the Indemnifying Party has not assumed the defense of such Third-Party Claim (other than during any period in which the Indemnitee shall have failed to give notice of the Third-Party Claim in accordance with Section 5.5(a)) or (B) to the extent that such engagement of counsel is as a result of a conflict of interest, as reasonably determined by the Indemnitee acting in good faith.
               (ii) No Indemnifying Party shall consent to entry of any judgment or enter into any settlement of any Third-Party Claim that is not a Shared Liability without the consent of the applicable Indemnitee; provided, however, that such Indemnitee shall be required to consent to such entry of judgment or to such settlement that the Indemnifying Party may recommend if the judgment or settlement (A) contains no finding or admission of any violation of Law or any violation of the rights of any Person, (B) involves only monetary relief which the Indemnifying Party has agreed to pay and could not reasonably be expected to have a significant adverse impact (financial or non-financial) on the Indemnitee, including a significant adverse impact on the rights, obligations, operations, standing or reputation of the Indemnitee (or any of its Subsidiaries or Affiliates), and (C) includes a full and unconditional release of the Indemnitee. Notwithstanding the foregoing, in no event shall an Indemnitee be required to consent to any entry of judgment or settlement if the effect thereof is to permit any injunction, declaratory judgment, other order or other nonmonetary relief to be entered, directly or indirectly, against any Indemnitee.
          (d) Whether or not the Indemnifying Party assumes the defense of a Third-Party Claim, no Indemnitee shall admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld or delayed.
          (e) Notwithstanding anything to the contrary in this Section 5.5 or in Article VI, the additional provisions of the Litigation Management Agreement shall govern with respect to all Third-Party Claims (including Shared Actions) specifically set forth therein or covered by the terms thereof, and the Litigation Management Agreement shall control over any inconsistent provisions of this Section 5.5 and Article VI as to such Third-Party Claims.
     Section 5.6 Additional Matters.
          (a) Any claim on account of a Liability that does not result from a Third-Party Claim shall be timely asserted by written notice given by the Indemnitee to the related Indemnifying Party. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue remedies as specified by this Agreement and the Ancillary Agreements.
          (b) In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.
          (c) In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or the Indemnifying Party shall so request, the parties shall endeavor to substitute the Indemnifying Party for the named defendant, if reasonably practicable. If such substitution or addition cannot be achieved or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this Agreement and the Litigation Management Agreement and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts’ fees and all other external expenses, and the allocated costs of in-house counsel and other personnel), the costs of any judgment or settlement, and the cost of any interest or penalties relating to any judgment or settlement.
     Section 5.7 Remedies Cumulative. The remedies provided in this Article V shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.
     Section 5.8 Survival of Indemnities. The rights and obligations of each of New NGC, NGSC, HII, NGSB and their respective Indemnitees under this Article V shall survive the sale or other transfer by any party of any Assets or businesses or the assignment by it of any Liabilities.
     Section 5.9 Limitation on Liability. Except as may expressly be set forth in this Agreement, none of New NGC, NGSC, HII, NGSB or any other member of either Group shall in any event have any Liability to the other or to any other member of the other’s Group, or to any other New NGC Indemnitee or HII Indemnitee, as applicable, under this Agreement (a) to the extent that any such Liability resulted from any willful violation of Law or fraud by the party seeking indemnification or (b) for any indirect, punitive or consequential damages. Notwithstanding the foregoing, the provisions of this Section 5.9 shall not limit an Indemnifying Party’s indemnification obligations with respect to any Liability that any Indemnitee may have to any third party not affiliated with any member of the New NGC Group or the HII Group.
ARTICLE VI
SHARED GAINS AND SHARED LIABILITIES
     Section 6.1 Managing Party.
          (a) With respect to any Shared Gain or Shared Liability, either HII or New NGC shall be the “Managing Party.” With respect to any Shared Gain identified on Schedule 1.1(a)(2) or any Shared Liability identified on Schedule 1.1(a)(1), the Managing Party shall be the party with the higher Applicable Proportion as set forth on such Schedule, and, with respect to specified Shared Actions under the Litigation Management Agreement, the Managing Party shall be as set forth therein. In all other cases, the Managing Party shall be selected by the Allocation Committee in accordance with Sections 6.1(b) and 6.2.
          (b) In determining which party shall be the Managing Party, the Allocation Committee shall consider as the primary factor in such a determination which party is subject to the greater financial, operational and reputational risk or exposure in connection with such Shared Gain or Shared Liability, including the relative Applicable Proportion of each Group with respect to such Shared Gain or Shared Liability. The Allocation Committee shall also consider such other factors as the Allocation Committee deems appropriate, including if applicable, which party has control over the potentially relevant documentation and possible witnesses with respect to such Shared Gain or Shared Liability.
     Section 6.2 Allocation Committee.
          (a) New NGC and HII will form the Allocation Committee for the following purposes:
               (i) resolving whether (A) any claim or right is a Shared Gain or (B) any Liability is a Shared Liability, in each case if not otherwise agreed between New NGC and HII;
               (ii) except with respect to the matters described on Schedule 1.1(a)(1) or Schedule 1.1(a)(2), determining the Applicable New NGC Proportion and the Applicable HII Proportion of any Shared Gains and Shared Liabilities; and

               (iii) determining whether HII or New NGC shall be the Managing Party of any Shared Gain or Shared Liability.
          (b) New NGC and HII shall refer (i) any Shared Liability not identified on Schedule 1.1(a)(1) and any Shared Gain not identified on Schedule 1.1(a)(2) or in the Litigation Management Agreement to the Allocation Committee to determine the Applicable New NGC Proportion and the Applicable HII Proportion of such Shared Gain or Shared Liability, and the Managing Party of such Shared Gain or Shared Liability, and (ii) any potential Shared Gains or Shared Liabilities that New NGC and HII are not able to agree are Shared Gains or Shared Liabilities to the Allocation Committee for resolution of the status thereof. If the Allocation Committee reaches a determination (which shall be made within 30 days after such referral on a matter submitted to the Allocation Committee by any of New NGC or HII), then that determination shall be binding on New NGC and HII and their respective successors and assigns.
          (c) In the event that the Allocation Committee cannot reach a determination within 30 days after the referral pursuant to Section 6.2(b) as to (i) the appropriate allocation of Shared Gains or Shared Liabilities between the New NGC Group and the HII Group, (ii) the nature or status of any such Shared Liabilities or Shared Gains or (iii) the Managing Party of any such Shared Liabilities or Shared Gains or any other matter under consideration by the Allocation Committee, then the procedures set forth in Article X of this Agreement shall govern.
     Section 6.3 Shared Gains.
          (a) If either HII or New NGC becomes aware of any claim or right that may reasonably be expected to be a Shared Gain, it shall notify the other party in writing as soon as promptly practicable, but no later than 20 days after becoming aware of such potential Shared Gain, which notice shall describe the potential Shared Gain in reasonable detail. Such other party may make a Determination Request within 30 days after receipt of such notice.
          (b) Any benefit that may be received from any Shared Gain shall be shared between New NGC and HII in proportion to the Applicable New NGC Proportion and the Applicable HII Proportion, respectively, and shall be paid in accordance with Section 6.5. The Managing Party of any Shared Gain shall have the authority to commence, prosecute, settle, manage, waive, release, discharge and otherwise determine all matters with respect to such Shared Gain. The Non-Managing Party of such Shared Gain shall not take, or permit any member of its Group to take, any action (including commencing any claim) that would interfere with such rights and powers of the Managing Party, except as required by applicable Law or contract (in which case the Non-Managing Party shall provide advance notice of such action to the Managing Party and shall give the Managing Party the opportunity to consult with respect to such action). The Managing Party of such Shared Gain shall use its reasonable best efforts to notify the Non-Managing Party promptly in the event that it commences an Action with respect to a Shared Gain. The Managing Party of any Shared Gain may elect not to pursue such Shared Gain for any reason whatsoever (including a different assessment of the merits of any Action, claim or right than the other party or any business reasons that are in the best interests of the Managing Party or a member of the Managing Party’s Group, without regard to the best interests of any member of the other Group) and no member of the Managing Party’s Group with a majority interest in such Shared Gain shall have any liability to any Person (including any member of the other Group) as a result of any such determination. In the event that the Managing Party of any Shared Gain elects not to pursue such Shared Gain, the Non-Managing Party may request in writing to the Managing Party that the Non-Managing Party have the right to pursue such Shared Gain on behalf of the Non-Managing Party and the Managing Party (in which case, the Non-Managing Party shall be treated as the Managing Party for purposes of such Shared Gain); provided, however, that the Managing Party may refuse such request in its sole discretion.
          (c) Upon the making of a Determination Request, New NGC alone may, but shall not be obligated to, commence prosecution or other assertion of the claim or right that is subject to such Determination Request pending resolution of the status of such claim or right. In the event that New NGC commences any such prosecution or assertion and, upon resolution of the Determination Request, it is determined hereunder that any such claim or right of HII is not a Shared Gain or that HII is the Managing Party of such Shared Gain, New NGC shall discontinue the prosecution or assertion of such claim or right and transfer the control thereof to HII as soon as reasonably practicable. In such event, if HII elects not to continue the prosecution of such claim or right, HII will reimburse New NGC for all costs and expenses incurred prior to resolution of such dispute in the prosecution or assertion of such claim or right.
     Section 6.4 Shared Liabilities. Each of New NGC and HII shall be responsible for its Applicable Proportion of any Shared Liability. The Managing Party shall be responsible for managing, and shall have the authority to manage, the defense or prosecution, as applicable, and resolution of a Shared Liability. It shall not be a defense to any obligations by any party to pay any amount in respect of any Shared Liability that such party was not consulted in the response to or defense thereof (except to the extent such consultation was required under this Agreement or the Litigation Management Agreement), that such party’s views or opinions as to the conduct of such response to or defense or the reasonableness of any settlement were not accepted or adopted, that such party does not approve of the quality or manner of the response to or defense thereof or that such Shared Liability was incurred by reason of a settlement rather than by a judgment or other determination of liability (even if, subject to Section 5.5(b)(iv) and the applicable provisions of the Litigation Management Agreement, such settlement was effected without the consent or over the objection of such party).
     Section 6.5 Payments. Any amount owed in respect of (a) any Shared Liabilities (including reimbursement for the cost or expense of defense of any Third-Party Claim that is a Shared Liability) or (b) any Shared Gains (including reimbursement for the costs or expenses to commence, prosecute or settle matters with respect to a Shared Gain), pursuant to this Article VI shall be remitted within 30 days after the party entitled to such amount provides an invoice (including reasonable supporting information with respect thereto) to the party owing such amount; provided, however, that the Applicable

Proportion of any amounts recovered with respect to any Shared Gain or Shared Liability shall be payable within 30 days after receipt thereof by the party recovering such amount.
ARTICLE VII
EXCHANGE OF INFORMATION; CONFIDENTIALITY
     Section 7.1 Agreement for Exchange of Information.
          (a) Except in the case of an adversarial Action or threatened adversarial Action related to a request hereunder by any member of either the New NGC Group or the HII Group against any member of the other Group (which shall be governed by such discovery rules as may be applicable thereto), and subject to Section 7.1(b), each of New NGC and HII, on behalf of the members of its respective Group, shall use reasonable best efforts to provide (except as otherwise provided in this Agreement or any Ancillary Agreement, at the sole cost and expense of the requesting party), or cause to be provided, to the other Group, at any time before or after the Distribution, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of the members of such respective Group that the requesting party reasonably requests (i) in connection with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities, defense contracting or Tax Laws) by a Governmental Authority having jurisdiction over the requesting party, (ii) for use in any other judicial, regulatory, administrative, Tax, insurance or other proceeding or in order to satisfy audit, accounting, claims, regulatory, investigation, litigation, Tax or other similar requirements, or (iii) to comply with its obligations under this Agreement or any Ancillary Agreement. The receiving party shall use any Information received pursuant to this Section 7.1(a) solely to the extent reasonably necessary to satisfy the applicable obligations or requirements described in the immediately preceding sentence and shall otherwise take reasonable steps to protect such Information. Nothing in this Section 7.1 shall be construed as obligating a party to create Information not already in its possession or control.
          (b) In the event that any party determines that the exchange of any Information pursuant to Section 7.1(a) is reasonably likely to violate any Law or binding agreement, or waive or jeopardize any attorney-client privilege, or attorney work product protection, such party shall not be required to provide access to or furnish such Information to the other party; provided, however, that the parties shall take all reasonable measures to permit compliance with Section 7.1(a) in a manner that avoids any such harm or consequence. New NGC and HII intend that any provision of access to or the furnishing of Information that would otherwise be within the ambit of any legal privilege shall not operate as a waiver of such privilege.
          (c) After the Distribution, each of New NGC and HII shall maintain in effect systems and controls reasonably intended to enable the members of the other Group to satisfy their respective known reporting, accounting, disclosure, audit and other obligations.

     Section 7.2 Ownership of Information. Any Information owned by a member of one Group that is provided to a requesting party pursuant to Section 7.1 shall be deemed to remain the property of the providing party. Except as specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.
     Section 7.3 Compensation for Providing Information. The party requesting Information pursuant to Section 7.1 agrees to reimburse the party providing such Information for the reasonable costs, if any, of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the requesting party. Except as may be otherwise specifically provided elsewhere in this Agreement or in any other agreement between the parties, such costs shall be computed in accordance with the providing party’s standard methodology and procedures.
     Section 7.4 Record Retention. Except for the matters addressed specifically in Section 8.7, to facilitate the possible exchange of Information pursuant to this Article VII and other provisions of this Agreement from and after the Distribution, each of the parties agrees to use reasonable best efforts to retain all Information in accordance with its record retention policy as in effect immediately prior to the Distribution or as modified in good faith thereafter; provided, however, that to the extent any Ancillary Agreement provides for a longer period of retention of certain Information, such longer period shall control. Each party agrees to retain any Information that, prior to the Distribution, is subject to a subpoena or a “do not destroy” notice issued by NGC or any of its Subsidiaries prior to the Distribution until such subpoena or notice is no longer applicable to such Information.
     Section 7.5 Limitation of Liability. No party shall have any liability to any other party in the event that any Information exchanged or provided pursuant to this Agreement that is an opinion, estimate or forecast, or that is based on an opinion, estimate or forecast, is found to be inaccurate, in the absence of willful misconduct by the party providing such Information. No party shall have any liability to any other party if any Information is destroyed after reasonable best efforts by such party to comply with the provisions of Section 7.4.
     Section 7.6 Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Article VII shall be subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in any Ancillary Agreement.
     Section 7.7 Cooperation.
          (a) From and after the Distribution, except in the case of an adversarial Action or threatened adversarial Action by any member of either the New NGC Group or the HII Group against any member of the other Group (which shall be governed by such discovery rules as may be applicable thereto), each party, upon reasonable written request of the other party, shall use reasonable efforts to cooperate and consult in good faith with the other party to the extent such cooperation and consultation is reasonably necessary with respect to (i) any Action, (ii) this Agreement or any of the Ancillary Agreements or any of the transactions contemplated hereby or thereby or (iii) any audit, investigation or any other legal requirement, and, upon reasonable written request of the other party, shall use reasonable efforts to make available to such other party the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group (whether as witnesses or otherwise).
          (b) Notwithstanding the foregoing, Section 7.7(a) shall not require a party to take any step that would significantly interfere, or that such party reasonably determines could significantly interfere, with its business.
          (c) Except in the case of any Assigned Action or Shared Action, the requesting party shall bear all costs and expenses in connection therewith.
          (d) The obligations set forth in this Section 7.7 shall survive until the tenth anniversary thereof, except in the case of any Assigned Action or Shared Action, in which case such obligations shall survive until the final resolution of such Actions.
     Section 7.8 Confidentiality.
          (a) Except as provided in Section 8.7 and subject to Section 7.9, each of New NGC and HII, on behalf of itself and each member of its Group, shall hold, and shall cause its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives to hold, in strict confidence and not release or disclose, with at least the same degree of care, but no less than a reasonable degree of care, that it applies to its own business sensitive and proprietary information, all Information concerning the other Group or its business that is either in its possession (including Information in its possession prior to the Distribution) or furnished by any member of such other Group or its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise, and shall not use any such Information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such Information is (i) in the public domain through no fault of such party or any member of such Group or any of their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives, (ii) later lawfully acquired from other sources by such party (or any member of such party’s Group), which sources are not themselves bound by a confidentiality obligation, or (iii) independently generated without reference to any proprietary or confidential Information of the disclosing party or its Group.
          (b) Except as provided in Section 8.7, no receiving party shall release or disclose, or permit to be released or disclosed, any such Information concerning the other Group to any other Person, except its directors, officers, employees, agents, accountants, counsel and other advisors and representatives who need to know such Information (who shall be advised of their obligations hereunder with respect to such Information), except in compliance with Section 7.9. Without limiting the foregoing, when any Information concerning the other Group or its business is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each disclosing party will, promptly after the request of the receiving party, either return to the disclosing party all Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the disclosing party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon).
     Section 7.9 Protective Arrangements. Except as provided in Section 8.7, in the event that any party or any member of its Group either determines on the advice of its counsel that it should disclose any Information pursuant to applicable Law or receives any demand under lawful process or from any Governmental Authority or properly constituted arbitral authority to disclose or provide Information of any other party (or any member of any other party’s Group) that is subject to the confidentiality provisions hereof, the Person required to disclose the Information shall give the applicable Person prompt, and to the extent reasonably practicable, prior written notice of such disclosure and an opportunity to contest such disclosure, and shall use reasonable best efforts to cooperate, at the expense of the requesting Person, in seeking any reasonable protective arrangements requested by such Person. In the event that such appropriate protective arrangement or order or other remedy is not obtained, the Person that is required to disclose such Information shall furnish, or cause to be furnished, only that portion of such Information that is legally required to be disclosed and shall use reasonable best efforts to ensure that confidential treatment is accorded such Information. This Section 7.9 shall not apply to the disclosure of any Information to any Governmental Authority that is reasonably necessary to respond to any inquiry by any Governmental Authority.
ARTICLE VIII
FURTHER ASSURANCES AND ADDITIONAL COVENANTS
     Section 8.1 Further Assurances.
          (a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties shall use its reasonable best efforts, prior to, on and after the Distribution Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Law, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.
          (b) Without limiting the foregoing, prior to, on and after the Distribution Date, each party shall cooperate with the other parties, and without any further consideration, but at the expense of the requesting party, to (i) execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including any instruments of conveyance, assignment and transfer as such party may be reasonably requested to execute and deliver to the other party, (ii) make, or cause to be made, all filings with, and to obtain, or cause to be obtained, all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument, (iii) seek, obtain, or cause to be obtained, any Governmental Approvals or other Consents required to effect the Separation or the Distribution and (iv) take all such other actions as such party may reasonably be requested to take by any other party from time to time, consistent with the terms of this

Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the Shipbuilding Assets and the Retained Assets and the assignment and assumption of the Shipbuilding Liabilities and the Retained Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each party will, at the reasonable request, cost and expense of any other party, take such other actions as may be reasonably necessary to vest in such other party good and marketable title, if and to the extent it is practicable to do so.
          (c) On or prior to the Distribution Date, New NGC and HII in their respective capacities as direct and indirect stockholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by New NGC and HII or any other Subsidiary of New NGC, as the case may be, to effectuate the transactions contemplated by this Agreement.
          (d) The parties agree to cooperate, both prior to and after the Distribution, and use reasonable best efforts to take all acts reasonably necessary to accomplish the registration and transfer, to the extent transferable and to the extent that any registration or transfer is required in connection with the Distribution, of any export or import license, permit, technical assistance agreement, manufacturing license agreement and other authorization utilized by either Group, including those granted under the U.S. International Traffic in Arms Regulations, the U.S. Export Administration Regulations, the U.S. Customs and Border Protection Regulation and foreign export/import Laws, as applicable.
     Section 8.2 Amendment to NGC Certificate of Incorporation. As promptly as practicable (and in any event within five Business Days) after the Holding Company Reorganization, NGC shall approve an amendment to its Certificate of Incorporation (as amended in the Holding Company Reorganization) to eliminate the requirement for the Northrop Grumman Stockholders to approve certain actions by or involving NGC as required by Section 251(g) of the Delaware General Corporation Law (the “NGC Charter Amendment”) and obtain the approval of HII, as sole stockholder of NGC, of the NGC Charter Amendment. New NGC shall use its reasonable best efforts to (a) include in the proxy statement for the 2012 annual meeting of Northrop Grumman Stockholders (or any earlier meeting of such stockholders as determined by the Northrop Grumman Board) a proposal to approve the NGC Charter Amendment (the “NGC Charter Amendment Proposal”), along with a recommendation of the Northrop Grumman Board that Northrop Grumman Stockholders approve the NGC Charter Amendment Proposal, and (b) solicit the approval of the Northrop Grumman Stockholders of the NGC Charter Amendment Proposal. In the event that the NGC Charter Amendment Proposal is not approved at such annual meeting, New NGC shall use its reasonable best efforts to obtain the approval of the NGC Charter Amendment Proposal at each subsequent annual meeting of Northrop Grumman Stockholders until such approval is obtained.
     Section 8.3 Credit Support. Upon a Change of Control Triggering Event prior to the fifth anniversary of the Distribution, HII promptly shall provide notice to New NGC describing in reasonable detail the circumstances surrounding the Change of Control

Triggering Event. Immediately after such Change of Control Triggering Event, HII shall provide credit support in the form of one or more standby letters of credit in an amount equal to $250 million (the other terms and provisions of which shall be reasonably satisfactory to New NGC) to support HII’s obligations under Section 5.2.
     Section 8.4 Non-Compete.
          (a) For a period of one year following the Distribution, HII shall not, and shall cause the other members of the HII Group not to, directly or indirectly through any Person or contractual arrangement, whether independently or as part of a team, compete in any way against any member of the New NGC Group or the Team for any work covered by the solicitation described on Schedule 8.4(a) (the “Solicitation”) and shall not take any steps to join any team that is competing or will compete against any member of the New NGC Group or the Team for any of the work covered by the Solicitation.
          (b) After the Distribution, New NGC shall cause NGTS to in good faith (i) endeavor to modify the Teaming Agreement to make clear that, except with respect to the restrictions set forth in Section 8.4(a), there are no restrictions on any member of the HII Group and (ii) consider NGSB and its Subsidiaries as a potential subcontractor to the Team for work covered by the Solicitation.
     Section 8.5 Intercompany Work Orders. Schedule 8.5 sets forth certain intercompany work orders (“IWOs”) that will be terminated in accordance with Section 2.3. Immediately after the Distribution, NGSB shall issue to NGSC, or such other member of the New NGC Group designated on Schedule 8.5 and NGSC shall issue to NGSB, or such other member of the HII Group designated on Schedule 8.5, as applicable, letter subcontracts for the performance of follow-on work to be performed for the applicable terminated IWOs, as each of the parties shall then deem appropriate (such letter agreements, “Letter Subcontracts”). Each Letter Subcontract shall contain sufficient terms, conditions and rights to permit the designated member of the New NGC Group or the HII Group, as applicable, to perform and be compensated for work performed pending the negotiation of definitive subcontract agreements between the parties with what it concludes is appropriate protection. Following the Distribution, the parties shall negotiate, in good faith, to reach agreement on final price, statement of work, schedule and terms and conditions of definitive subcontracts for the terminated IWOs. The additional provisions set forth on Schedule 8.5 shall apply with respect to the Letter Subcontracts.
     Section 8.6 IDIQ Vehicles. The New NGC Group shall use reasonable efforts to continue to make the IDIQ (Indefinite Delivery Indefinite Quantity) vehicles listed on Schedule 8.6 available for the benefit of the HII Group on the terms set forth on Schedule 8.6, for the period that begins on the date of the Distribution until the earlier of (a) the date that is 12 months after the date of the Distribution and (b) the date that the HII Group obtains its own such vehicles. The additional provisions set forth on Schedule 8.6 shall apply with respect to such IDIQ vehicles.

     Section 8.7 Government Contract Matters.
          (a) For the purposes of this Section 8.7 only, the following definitions apply:
               (i) “Allowable Cost Audit” means any Defense Contract Audit Agency or other Governmental Authority audit or other negotiations with contracting officers of any Governmental Authority, with respect to any period (or portion thereof) ending at or prior to the Distribution.
               (ii) “Settlement Asset” means a net increase in assets due to the final agreement of claims or rights arising out of the settlement of an Allowable Cost Audit, including: (A) final indirect cost and rates for government contracts; (B) Cost Accounting Standards (CAS) matters; (C) defective pricing matters; or (D) advance agreements with the U.S. Government.
               (iii) “Settlement Liability” means a net liability due to the final agreement of claims or rights arising out of the settlement of an Allowable Cost Audit, including: (A) final indirect cost and rates for government contracts; (B) Cost Accounting Standards (CAS) matters; (C) defective pricing matters; or (D) advance agreements with the U.S. Government.
A Settlement Asset or Settlement Liability shall be computed as the total impact on the net amount to be paid or received upon final contract settlement, including direct and indirect costs, fees and profits. Where Settlement Assets and Settlement Liabilities arise from the settlement of an Allowable Cost Audit, the baseline costs for calculating Settlement Assets and Settlement Liabilities shall be the costs included in Inter-company Accounting Transfers (IATs) for periods through the Distribution Date.
          (b) Shipbuilding Business Cost and Pricing Pre-Distribution. HII is responsible for the settlement of and the consequences of any Settlement Assets or Settlement Liabilities associated with costs and pricing incurred prior to the Distribution by the Shipbuilding Business for government contracts, including those arising from Allowable Cost Audits for work in support of other NGC entities, but not including those Settlement Assets and Settlement Liabilities covered by Section 8.7(c).
          (c) New NGC Cost and Pricing Pre-Distribution. New NGC is responsible for the settlement of and the consequences of any Settlement Assets and Settlement Liabilities relating to NGC matters associated with and allocable to government contracts with any member of the HII Group arising out of:
               (i) the settlement of final direct and indirect cost rates for costs incurred by NGC prior to the Distribution, including: corporate office expenses, group insurance, post-retirement benefits, pensions, state taxes, insurance, deferred compensation, environmental costs, legal, internal audit, enterprise shared services (ESS) costs, information technology services (ITS), and the settlement of IWOs and other costs incurred by NGC prior to the Distribution;

               (ii) Cost Accounting Standards (CAS) Settlement Assets or Settlement Liabilities for allocations made by NGC prior to the Distribution, contracts priced or based upon projected NGC incurred costs prior to the Distribution, or resulting from an Allowable Cost Audit;
               (iii) defective pricing Settlement Liabilities for costs incurred by NGC resulting from an Allowable Cost Audit; and
               (iv) advance agreements with the U.S. Government.
          (d) Reimbursement of Settlement Assets and Settlement Liabilities. New NGC will reimburse HII for any Settlement Liabilities of NGC described in Section 8.7(c) and paid or to be paid to any Governmental Authority by HII upon presentation of documentation deemed adequate by HII and New NGC. HII shall reimburse New NGC for any Settlement Assets of NGC accruing to HII under Section 8.7(c) upon presentation of documentation deemed adequate by HII and New NGC. HII will reimburse New NGC for any Settlement Liabilities of HII under Section 8.7(b) and paid or to be paid to any Governmental Authority by New NGC upon presentation of documentation deemed adequate by New NGC and HII. New NGC shall reimburse HII for any Settlement Assets of HII accruing to New NGC under Section 8.7(b) upon presentation of documentation deemed adequate by HII and New NGC.
          (e) Administration of Government Contract Matters. The parties shall make available, upon reasonable notice and at reasonable times during regular business hours, any of the parties’ or their Affiliates’ personnel whose assistance or participation is reasonably required by either New NGC or HII or their Affiliates in connection with any government audit or contract administration activity, including matters involving either party’s indirect cost proposals, the Cost Accounting Standards (CAS) and defective pricing. New NGC and HII will each be responsible for all of its own costs, both direct and indirect, including any required travel, associated with (i) providing access to their respective records and making any reasonable number of copies requested thereof and (ii) making the requested personnel reasonably available to support government contract audits and administrative processes for cost negotiations with the government or other matters, such as administration of Cost Accounting Standards (CAS). In addition, if a Contract Disputes Act dispute concerning a Retained Liability or Retained Asset arises out of or relates to a federal contract held by HII or its Affiliates, HII or its Affiliate, as applicable, shall agree to sponsor a claim against the U.S. Government on behalf of New NGC. In such event, New NGC shall have the right at its expense and in its sole discretion, acting in the name of HII or its Affiliate, to (w) certify or submit any such claim to the appropriate U.S. Government contracting officer; (x) appeal any adverse contracting officer’s final decision or deemed denial of New NGC’s claim to the appropriate agency board of contract appeals or U.S. Court of Federal Claims; (y) control the litigation of any such appeal; and (z) pursue a further appeal to the U.S. Court of Appeals for the Federal Circuit.
          (f) Pre-Distribution Cost and Pricing Data. New NGC and HII shall provide each other with updates of pre-Distribution cost and pricing data relevant to each other, including (i) revisions and updates to cost proposals and (ii) revisions and updates to pre-Distribution “Billing and Bidding Guidance,” consistent with the practices of NGC and NGSB prior to the Distribution.
          (g) Release of Contract Audit and Contract Administration Information. Disclosure of cost, pricing and billing information to government auditors and contracting officers in connection with final indirect costs and rates, administration of Cost Accounting Standards (CAS) and advance agreements and other customary contract audit and administration matters are exceptions to the requirements of Sections 7.8 and 7.9 of this Agreement. For avoidance of doubt, disclosure of cost, pricing and billing information in connection with customary contract audit and administration matters by HII or New NGC will not require prior notification to each other.
          (h) Litigation Management Agreement. Notwithstanding anything to the contrary in this Agreement or the Litigation Management Agreement, in the event of any conflict or inconsistency between this Section 8.7 and any provision of the Litigation Management Agreement, this Section 8.7 shall control over such inconsistent provision of the Litigation Management Agreement as to the matters specifically addressed in this Section 8.7.
     Section 8.8 Software Licenses. From and after the Distribution, New NGC shall provide reasonable cooperation and assistance to HII (and any member of its Group) in connection with the provision of replacement licenses for third-party software licenses that were procured by NGC for the benefit of the HII Group prior to the Distribution but that are included in the New NGC Transferred Assets. Such cooperation shall be at the sole cost and expense of HII. The cooperation and assistance provided for in this Section 8.8 shall not be required to the extent such cooperation and assistance would result in an undue burden on New NGC or would unreasonably interfere with any of its employees’ normal functions and duties.
     Section 8.9 Use of Names, Logos and Information.
          (a) As soon as practicable (and in any event within five days) after the Distribution, HII shall cause to be filed with the Secretary of State (or other appropriate Governmental Authority) of the states in which its Subsidiaries are located or are doing business, an amendment to their certificates of incorporation or similar governing documents or qualification to do business to change the name of any Subsidiary with “Northrop Grumman” in its name to a new name not confusingly similar to the current name.
          (b) As soon as reasonably practicable (and in any event within 90 days) after the Distribution (or such longer or shorter period with respect to each of the items identified on Schedule 8.9(b)), HII shall use reasonable best efforts to remove, and HII shall cause each member of the HII Group to remove, from their websites, and any other publicly distributed material (other than material required to be submitted for the purpose of regulatory filings and other similar documentation), any reference to Northrop Grumman Corporation, and its business lines and plans and any names, logos, or trademarks associated therewith. HII and each other member of the HII Group shall cease all use of the “Northrop Grumman” name (and any name confusingly similar thereto) and all trademarks and service marks associated therewith as soon as practicable and in any event within 90 days after the Distribution; provided that, if any member of the HII Group is unable to comply with the foregoing requirements of this Section 8.9(b) for reasons outside of its reasonable control, HII may request NGC to grant an extension of time beyond such 90-day period within which to cease all use of the “Northrop Grumman” name, as reasonably necessary for such member of the HII Group to cease all such use, and New NGC agrees not to unreasonably withhold or delay the granting of any such requested extension. Nothing in this Section 8.9(b) shall preclude HII or its Subsidiaries from using the Northrop Grumman name to indicate that HII and members of the HII Group were formerly associated with Northrop Grumman Corporation, or from referring to Northrop Grumman Corporation by its name for non-trademark and non-branding purposes as is permitted by applicable Law.
          (c) HII shall not, and shall cause each member of the HII Group not to, take any action, purport to take any action or otherwise hold itself out as having any authority to act on behalf of or represent in any way any member of the New NGC Group. HII shall indemnify, defend and hold harmless each of the New NGC Indemnitees from and against any and all Liabilities of the New NGC Indemnitees relating to, arising out of or resulting from a breach of this Section 8.9(c).
ARTICLE IX
TERMINATION
     Section 9.1 Termination. This Agreement may be terminated by the Northrop Grumman Board at any time prior to the Distribution.
     Section 9.2 Effect of Termination. In the event of any termination of this Agreement prior to the Distribution, no party (or any of its directors or officers) shall have any Liability or further obligation to any other party with respect to this Agreement.
ARTICLE X
DISPUTE RESOLUTION
     Section 10.1 Negotiation. In the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or any Ancillary Agreement or any other agreement entered into by any New NGC Entity or HII Entity pursuant to this Agreement or any Ancillary Agreement or otherwise arising out of, or in any way related to this Agreement or any Ancillary Agreement or any other agreement entered into by any New NGC Entity or any HII Entity pursuant to this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby, including any claim based on contract, tort, statute or constitution (but excluding (i) any controversy, dispute or claim brought by or against a third party or involving a third party who would be subject to joinder as described in Federal Rule of Civil Procedure 19 and arising out of any contract, including this Agreement or any Ancillary Agreement, and/or relating to the use or lease of real property if any third party is a claimant or defendant in such controversy, dispute or claim and (ii) any dispute under any of the IP License Agreement, the Tax Matters Agreement, the Letter Subcontracts and the Ingalls Indemnity Agreement, which shall be subject to the provisions contained therein ((i) and (ii) collectively, “Excluded Disputes”)) (collectively, “Agreement Disputes”), one or more senior executive officers of New NGC and HII, with authority to settle, designated by each of New NGC and HII, shall negotiate to settle such Agreement Dispute. Unless otherwise agreed by the relevant parties in writing, if within 45 days from the time of receipt by the New NGC Entity or the HII Entity of the written notice of an Agreement Dispute (“Dispute Notice”), the Agreement Dispute has not been resolved, the Agreement Dispute shall be resolved in accordance with Section 10.2. In the event of any arbitration or litigation in accordance with this Article X, the relevant New NGC Entities and HII Entities shall not assert any defenses of or similar to statute of limitations and laches that arise after the date of receipt of the Dispute Notice if the Dispute Notice was served prior to the expiration of the applicable limitations period and provided the prosecuting party complies with the contractual time period or deadline under this Agreement or any Ancillary Agreement to which such Agreement Dispute relates.
     Section 10.2 Mediation. If, within 45 days after delivery of a Dispute Notice, a negotiated resolution of the Agreement Dispute under Section 10.1 has not been reached, New NGC and HII agree to seek to settle the Agreement Dispute by mediation administered by the American Arbitration Association (“AAA”) under its Commercial Mediation Procedures, and to bear equally the costs of the mediation; provided, however, that each New NGC Entity and HII Entity shall bear its own costs in connection with such mediation. If the Agreement Dispute has not been resolved through mediation within 90 days after the date of service of the Dispute Notice, or such longer period as the parties may mutually agree in writing, each party shall be entitled to refer the dispute to arbitration in accordance with Section 10.3.
     Section 10.3 Arbitration. If the Agreement Dispute has not been resolved for any reason within 90 days after the date of service of the Dispute Notice, such Agreement Dispute shall be settled, at the request of any relevant party, by arbitration administered by the AAA under its Commercial Arbitration Rules, conducted in New York City, except as modified herein (the “Rules”). There shall be three arbitrators. If there are only two parties to the arbitration, each of New NGC and HII shall appoint one arbitrator within 20 days after receipt by respondent of a copy of the demand. The two party-appointed arbitrators shall have 20 days from the appointment of the second arbitrator to agree on a third arbitrator who shall chair the arbitral tribunal. Any arbitrator not timely appointed by the parties under this Section 10.3 shall be appointed in accordance with AAA Rule R. 11, and in any such procedure, each party shall be given four strikes, excluding strikes for cause. If there are multiple claimants and/or multiple respondents to the effect that there are more than three parties to the arbitration, all claimants and/or all respondents shall attempt to agree upon their respective appointments. If such multiple parties fail to nominate an arbitrator within 30 days, the AAA shall appoint an arbitrator on their behalf. In such circumstances, any existing nomination of the arbitrator chosen by the party or parties on the other side of the proposed arbitration shall be unaffected, and the remaining arbitrators shall be appointed in accordance with AAA Rules 12 and 13. Any controversy concerning whether an Agreement Dispute is an arbitrable Agreement Dispute, whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the interpretation or enforceability of this Article X shall be determined by the arbitrators. New NGC and HII intend that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable, and any award rendered by the arbitrators shall be final and binding on the parties. New NGC and HII agree to comply and cause the members of their applicable Group to comply with any award made in any such arbitration proceedings and agree to enforcement of or entry of judgment upon such award, in any court of competent jurisdiction, including any New York State or federal court sitting in the Borough of Manhattan in The City of New York. The arbitrators shall be entitled, if appropriate, to award monetary damages and other remedies, subject to the provisions of Section 5.9. The parties shall use their reasonable best efforts to encourage the arbitrators to resolve any arbitration related to any Agreement Dispute as promptly as practicable.
     Section 10.4 Confidentiality of Arbitral Award and Documents and Information Exchanged and Submitted in the Course of Arbitration. Subject to applicable Law, including disclosure or reporting requirements, or the parties’ agreement, the parties shall maintain the confidentiality of the arbitration. Unless agreed to by all the parties or required by applicable Law, including disclosure or reporting requirements, the arbitrators and the parties shall maintain the confidentiality of all information, records, reports, or other documents obtained in the course of the arbitration, and of all awards, orders, or other arbitral decisions rendered by the arbitrators.
     Section 10.5 Treatment of Negotiations and Mediation. Without limiting the provisions of the Rules, unless otherwise agreed in writing or permitted by this Agreement, New NGC and HII shall keep, and shall cause the members of their applicable Group to keep confidential all matters relating to this Article X and any negotiation, mediation, conference, arbitration, or discussion pursuant to this Article X shall be treated as compromise and settlement negotiations for purposes of Rule 408 of the Federal Rules of Evidence and comparable state rules; provided, that such matters may be disclosed (a) to the extent reasonably necessary in any proceeding brought to enforce the award or for entry of a judgment upon the award and (b) to the extent otherwise required by applicable Law, including disclosure or reporting requirements. Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences and discussions under Sections 10.1 and 10.2 that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration.
     Section 10.6 Continuity of Service and Performance. Unless otherwise agreed in writing, New NGC and HII shall continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article X with respect to all matters not subject to such dispute resolution.
     Section 10.7 Consolidation. The arbitrators may consolidate an arbitration under this Agreement with any arbitration arising under or relating to the Ancillary Agreements or any other agreement between the parties entered into pursuant hereto or thereto, as the case may be, if the subject of the Agreement Disputes thereunder arise out of or relate essentially to the same set of facts or transactions. Such consolidated arbitration shall be determined by the arbitrators appointed for the arbitration proceeding that was commenced first in time.
     Section 10.8 Submission to Jurisdiction. Each of the parties to this Agreement irrevocably agrees that any legal action or proceeding arising out of or relating to any Excluded Dispute brought by any other party to this Agreement or its successors or assigns shall be brought and determined in any federal court sitting in the Borough of Manhattan in The City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York State or federal court), and each of the parties to this Agreement hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any Excluded Dispute. Each of the parties to this Agreement agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in New York, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described in this Section 10.8. Each of the parties to this Agreement hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to the Excluded Dispute, (a) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) the subject matter of the Excluded Dispute, may not be enforced in or by such courts.
     Section 10.9 Enforcement. Solely with respect to the Excluded Disputes, the parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement and the Ancillary Agreements were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof and thereof, including an injunction or injunctions to prevent breaches of this Agreement and the Ancillary Agreements and to enforce specifically the terms and provisions of this Agreement and the Ancillary Agreements in any New York State or federal court sitting in the Borough of Manhattan in The City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York State or federal court), this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

ARTICLE XI
MISCELLANEOUS
     Section 11.1 Corporate Power. New NGC represents on behalf of itself and each other New NGC Entity and HII represents on behalf of itself and each other HII Entity, and NGC represents on behalf of itself, that:
          (a) each such Person is a corporation or other entity duly incorporated or formed, validly existing and in good standing under the Laws of the state or other jurisdiction of its incorporation or formation, and has all material corporate or other similar powers required to carry on its business as currently conducted;
          (b) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and each other Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and
          (c) this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of such Person enforceable in accordance with the terms hereof and thereof.
     Section 11.2 Coordination with Certain Ancillary Agreements; Conflicts.
          (a) Notwithstanding anything in this Agreement to the contrary, (i) the Ingalls Indemnity Agreement shall be the exclusive agreement among the parties for the matters expressly set forth therein following the Distribution and (ii) except for those Tax matters specifically addressed in this Agreement or in any Ancillary Agreement, the Tax Matters Agreement shall be the exclusive agreement among the parties with respect to all Tax matters, including dispute resolution and indemnification and payments among the parties in respect of Tax matters.
          (b) Except as provided in Section 8.7(h), in the event of any conflict or inconsistency between any provision of any of the Ancillary Agreements and any provision of this Agreement, the applicable Ancillary Agreement shall control over the inconsistent provisions of this Agreement as to the matters specifically addressed in such Ancillary Agreement.
     Section 11.3 Expenses.
          (a) Except as expressly set forth in this Agreement or in any Ancillary Agreement, all fees, costs and expenses paid or incurred in connection with the Separation and the Distribution and the performance of this Agreement and any Ancillary Agreement, whether performed by a third party or internally, will be paid by the party incurring such fees or expenses, whether or not the Distribution is consummated, or as otherwise agreed by the parties. For the avoidance of doubt, (i) New NGC will be responsible for any transfer fees (including any pricing increases) related to the transfer of any Retained Assets (including any transferred third-party software licenses) to any member of the New NGC Group and the cost of any replacement for any Asset that is not a Retained Asset

(including any replacement third-party software licenses), (ii) HII will be responsible for any fees to the NYSE and any transfer fees (including any pricing increases) related to the transfer of any Shipbuilding Assets (including any transferred third-party software licenses) to any member of the HII Group and the cost of any replacement for any Asset that is not a Shipbuilding Asset (including any replacement third-party software licenses) and (iii) New NGC shall bear the costs and expenses directly related to the mailing of the Information Statement to NGC stockholders and the fees and expenses of the Agent in connection with the Distribution.
          (b) Except where context otherwise requires, references in this Agreement and the Litigation Management Agreement to “costs and expenses” include the relevant party’s allocated costs of employees (including in-house counsel and other personnel), fringe benefit costs, general and administrative costs, overhead, document processing vendors, litigation support, including e-discovery consultants, testifying and non-testifying experts, and other consultants.
     Section 11.4 Amendment and Modification. This Agreement and the Ancillary Agreements may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party.
     Section 11.5 Waiver. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder. Any agreement on the part of any party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.
     Section 11.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to New NGC or any other New NGC Entity prior to the date on which New NGC relocates its corporate headquarters, to both:

Northrop Grumman Corporation 1840 Century Park East Los Angeles, CA 90067-2199 Attention: General Counsel Facsimile: (310) 556-4910

and:

Northrop Grumman Corporation 1840 Century Park East Los Angeles, CA 90067-2199 Attention: Treasurer Facsimile: (310) 201-3088

(ii)	if to New NGC or any other New NGC Entity on or after the date on which New NGC relocates its corporate headquarters, to both:

Northrop Grumman Corporation 2980 Fairview Park Drive Falls Church, VA 22042 Attention: General Counsel Facsimile: (703) 875-1852

and:

Northrop Grumman Corporation 2980 Fairview Park Drive Falls Church, VA 22042 Attention: Treasurer Facsimile: to be provided at relevant time

(iii)	if to HII or any other HII Entity, to:

Huntington Ingalls Industries, Inc. 4101 Washington Avenue Newport News, VA 23607 Attention: Office of the General Counsel Facsimile: (757) 688-1408

with a copy (which shall not constitute notice) to:

Huntington Ingalls Industries, Inc. 4101 Washington Avenue

Newport News, VA 23607 Attention: General Counsel Facsimile: (757) 688-1408
     Section 11.7 Interpretation. When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article, Annex or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Schedule, Annex or Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement or the Ancillary Agreement to which such Schedule, Annex or Exhibit is attached, as applicable. All Schedules, Annexes and Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified. The word “day” when used in this Agreement shall mean “calendar day,” unless otherwise specified.
     Section 11.8 Entire Agreement. This Agreement and the Ancillary Agreements and the Annexes, Exhibits, Schedules and Appendices hereto and thereto constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof. None of this Agreement or any of the Ancillary Agreements shall be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any party with respect to the transactions contemplated hereby and thereby other than those expressly set forth herein or therein or in any document required to be delivered hereunder or thereunder. Notwithstanding any oral agreement or course of action of the parties or their representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.
     Section 11.9 No Third Party Beneficiaries. Except for the indemnification rights under this Agreement of any New NGC Indemnitee (other than any current, former or future employee of any New NGC Entity that is not or was not, as of any relevant time of determination, also a current or former officer of any New NGC Entity) or HII Indemnitee (other than any current, former or future employee of any HII Entity that is not or was not, as of any relevant time of determination, also a current or former officer of any HII Entity) in their respective capacities as such, and except as specifically provided in the Employee Matters Agreement, nothing in this Agreement or the Ancillary Agreements, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement or the Ancillary Agreements.

     Section 11.10 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of New York, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York (other than Section 5-1401 of the New York General Obligations Law).
     Section 11.11 Assignment. Except as specifically provided in any Ancillary Agreement, none of this Agreement, any of the Ancillary Agreements or any of the rights, interests or obligations hereunder or thereunder may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. If any party (or any of its successors or permitted assigns) (a) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (b) shall transfer all or substantially all of its properties and/or assets to any Person, then, and in each such case, the party (or its successors or permitted assigns, as applicable) shall ensure that such Person assumes all of the obligations of such party (or its successors or permitted assigns, as applicable) under this Agreement and all applicable Ancillary Agreements.
     Section 11.12 Severability. Whenever possible, each provision or portion of any provision of this Agreement and the Ancillary Agreements shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement or the Ancillary Agreements is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement or the Ancillary Agreements shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
     Section 11.13 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
     Section 11.14 Counterparts. This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
     Section 11.15 Facsimile Signature. This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.
     Section 11.16 Payment. Except as expressly provided in this Agreement or any Ancillary Agreement, any amount payable pursuant to this Agreement or any Ancillary Agreement by one party (or any member of such Party’s Group) shall be paid within 30 days after presentation of an invoice or a written demand by the party entitled to receive such payments. Such demand shall include documentation setting forth the basis for the amount payable. Any payment not made within 30 days of the written demand for such payment shall accrue interest at a rate per annum equal to the rate in effect for underpayments pursuant to Section 6621 of the Code from such date.
     Section 11.17 Parties’ Obligations. Except where specifically provided otherwise, a party’s obligations under this Agreement shall include obligations of its employees and Subsidiaries. Each of NGSB and NGSC hereby agrees to take any actions, or refrain from taking any actions, to the extent required pursuant to this Agreement or any of the Ancillary Agreements.
[The remainder of this page is intentionally left blank.]

     IN WITNESS WHEREOF, the parties have caused this Separation and Distribution Agreement to be executed by their duly authorized representatives.

NORTHROP GRUMMAN CORPORATION
By:	/s/ Mark Rabinowitz
	Name:	Mark Rabinowitz
	Title:	Corporate Vice President & Treasurer

NEW P, INC.
By:	/s/ Mark Rabinowitz
	Name:	Mark Rabinowitz
	Title:	President & Treasurer

HUNTINGTON INGALLS INDUSTRIES, INC.
By:	/s/ C. Michael Petters
	Name:	C. Michael Petters
	Title:	President and Chief Executive Officer

NORTHROP GRUMMAN SHIPBUILDING, INC.
By:	/s/ C. Michael Petters
	Name:	C. Michael Petters
	Title:	President and Chief Executive Officer

NORTHROP GRUMMAN SYSTEMS CORPORATION
By:	/s/ Mark Rabinowitz
	Name:	Mark Rabinowitz
	Title:	President and Treasurer

[Signature Page to Separation and Distribution Agreement]

Annex I — Internal Reorganization
     The Internal Reorganization will take place in the following steps, all of which have occurred or will occur prior to the Distribution in the following order, unless otherwise determined by the Northrop Grumman Board:

Step 1:	NGC has formed (a) New NGC, (b) HII, (c) Titan Holdings I, LLC, a Delaware limited liability company (“Holdings LLC”), (d) Titan Holdings II, L.P., a Delaware limited partnership (“Holdings LP”), and (e) Merger Sub. New NGC initially will own all the stock of HII, the sole membership interest in Holdings LLC and the sole general partner interest in Holdings LP. Holdings LLC will initially own the sole limited partner interest in Holdings LP. Holdings LP will initially own all of the stock of Merger Sub.

Step 2:	Pursuant to that certain Transfer of Guarantees, dated as of March 28, 2011, between NGC and HII, NGC transferred to HII the Navy Guarantees and HII assumed and agreed to perform all of the obligations and liabilities of NGC under the Navy Guarantees.

Step 3:	NGC will contribute all of the HII Transferred Assets to NGSB (or to one or more members of the HII Group other than HII) and all of the New NGC Transferred Assets to NGSC (or to one or more members of the New NGC Group other than New NGC). New NGC (or one or more other members of the New NGC Group) will assume all of the Retained Liabilities of NGC except for NGC’s obligations under the Amended and Restated Credit Agreement, dated as of August 10, 2007, between NGC, the lenders party thereto from time to time, JPMorgan Chase Bank, N.A. and the other parties named therein (the “NGC Credit Agreement”), and HII (or one or more other members of the HII Group) will assume all of the Shipbuilding Liabilities of NGC except NGC’s obligations under the guarantee of the GO-Zone Bonds (the “GO-Zone Bonds Guarantee”).

Step 4:	Each of NGSB’s Subsidiaries will distribute to NGSB all of the open account debt owed to it by NGSC, if any. NGSB will distribute to NGC all of the open account debt owed to it by NGSC, including such debt distributed to it by its Subsidiaries (all such debt, the “Intercompany Debt Receivable”).

Step 5:	The parties will consummate the Holding Company Reorganization.

Step 6:	New NGC will contribute its membership interest in Holdings LLC and its partnership interest in Holdings LP to HII.

Step 7:	NGC will distribute (the “NGC Distribution”) to Holdings LP all of NGC’s Assets (including the stock of NGSC and NGSB), and Holdings LP will assume all of NGC’s Liabilities and other obligations (including NGC’s

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obligations under the NGC Credit Agreement) except NGC’s obligations under the GO-Zone Bonds Guarantee.

Step 8:	Concurrent with the NGC Distribution, HII will enter into the P&I Agreements pursuant to which HII will agree to perform all of NGC’s obligations under the Navy Guarantees, if any, and the GO-Zone Bonds Guarantee and indemnify NGC for any costs arising from such obligations.

Step 9:	Holdings LP will distribute to Holdings LLC, its limited partner, and HII, its general partner, all of the stock of NGSB and NGC (the “Holdings LP Distribution”).

Step 10:	Holdings LLC will distribute to HII the shares of NGC and NGSB that it received in the Holdings LP Distribution.

Step 11:	HII will receive the net cash proceeds from the HII Debt. $300,000,000 of such net cash proceeds will be retained by HII (the “Retained Cash”). Such cash proceeds less the Retained Cash are referred to as the “Transferred Debt Proceeds”.

Step 12:	HII will contribute (a) to Holdings LLC a portion of the Transferred Debt Proceeds equal to Holdings LLC’s proportionate interest in Holdings LP (approximately $714,500,000) and (b) to Holdings LP the remaining amount of the Transferred Debt Proceeds (approximately $714,500,000).

Step 13:	Holdings LLC will contribute to Holdings LP the amount of the Transferred Debt Proceeds contributed to it by HII, and Holdings LP will contribute to NGSC the entire amount of the Transferred Debt Proceeds and the Intercompany Debt Receivable (such contributions, together with the contributions in Step 12, the “HII Contribution”).

Step 14:	HII will distribute all of its membership interest in Holdings LLC and all of its partnership interest in Holdings LP to New NGC.

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